UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Northeast Utilities

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2013 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Trustees and the management of Northeast Utilities, it is our pleasure to invite you to attend the 2013 Annual Meeting of Shareholders of Northeast Utilities to be held on Wednesday, May 1, 2013, at 2:00 p.m., at The Hartford Club, 46 Prospect Street, Hartford, Connecticut 06103.

Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting of Shareholders and proxy statement. Our meeting agenda will also include a discussion of the operations of the Northeast Utilities system companies and an opportunity for questions.

As we have for the last several years, we are again taking advantage of the Securities and Exchange Commission rule that authorizes us to furnish proxy materials to many of our shareholders over the Internet. This process expedites the delivery of proxy materials and allows materials to remain easily accessible to our shareholders.

On or about March 20, 2013, we mailed to certain shareholders our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders’ use of the Internet process, including how to access our 2013 proxy statement and our 2012 Annual Report to Shareholders and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions for shareholders to request paper copies of our 2013 proxy statement and 2012 Annual Report to Shareholders.

Whether or not you plan to attend the meeting, it is important that your shares be represented at the meeting. You may vote your shares over the Internet or by calling a toll-free telephone number. If you received a paper copy of the proxy card by mail, you may also sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy materials.

On behalf of your Board of Trustees, we thank you for your continued support of Northeast Utilities.

Very truly yours,

Charles W. Shivery
Chairman of the Board

Thomas J. May
President and Chief Executive Officer

March 20, 2013

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 1, 2013

To the Shareholders of Northeast Utilities:

We are holding the Annual Meeting of Shareholders of Northeast Utilities (NU or the Company) on Wednesday, May 1, 2013, at 2:00 p.m., at The Hartford Club, 46 Prospect Street, Hartford, Connecticut 06103, for the following purposes:

1.	To elect fourteen nominees as Trustees, the names of whom are set forth in the accompanying proxy statement, for the ensuing year;

2.	To consider and approve the following advisory (non-binding) proposal:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED;” and

3.	To ratify the selection of Deloitte & Touche LLP as independent registered public accountants for 2013.

We will also transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 4, 2013 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote.

Under New York Stock Exchange rules, if your shares are held in a brokerage account, and if you have not provided directions to your broker, your broker will NOT be able to vote your shares with respect to the election of Trustees and the advisory proposal on executive compensation. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

By Order of the Board of Trustees,

Gregory B. Butler
Senior Vice President, General Counsel and Secretary

Boston, Massachusetts

Hartford, Connecticut

March 20, 2013

IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. If you received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the proxy card. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a proxy card will not limit your right to vote in person or to attend the Annual Meeting.

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PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 1, 2013

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Northeast Utilities for use at the Annual Meeting of Shareholders (the Annual Meeting) to be held on Wednesday, May 1, 2013, at 2:00 p.m., at The Hartford Club, 46 Prospect Street, Hartford, Connecticut 06103.

Under rules and regulations of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner of Northeast Utilities common shares (common shares), we have mailed a Notice of Internet Availability of Proxy Materials to each shareholder who holds fewer than 1,000 common shares and have made available to these shareholders our proxy materials, which include our 2013 proxy statement and our 2012 Annual Report to Shareholders, over the Internet. Shareholders who received a Notice of Internet Availability of Proxy Materials by mail did not receive a printed copy of the proxy materials. However, these shareholders are entitled to request copies of these materials by following the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials also includes instructions for accessing the proxy materials online and for voting common shares via telephone or the Internet.

We mailed the Notice of Internet Availability of Proxy Materials to shareholders on or about March 20, 2013.

If you vote using the Internet, by telephone or by mailing a proxy card, the proxies will vote your common shares as you direct. For the election of Trustees (Proposal 1), you can specify whether your shares should be voted for all, some or none of the listed nominees for Trustee. With respect to the advisory proposal on executive compensation (Proposal 2) and the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accountants (Proposal 3), you may vote “FOR” or “AGAINST” the proposals, or you may abstain from voting on the proposals.

If you vote using the Internet, by telephone or by mailing a proxy card without any instructions, the proxies will vote your common shares consistent with the recommendations of our Board of Trustees as stated in this proxy statement and in the Notice of Internet Availability of Proxy Materials, specifically: FOR the election of each Trustee nominee; FOR the advisory proposal approving the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC; and FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accountants. If any other matters are properly presented at the Annual Meeting for consideration, then the proxies will have discretion to vote your common shares on those matters. As of the date of the proxy statement, we did not know of any other matters to be presented at the Annual Meeting.

Only holders of common shares of record at the close of business on March 4, 2013 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On the record date, there were 48,771 holders of record and 314,544,799 common shares outstanding and entitled to vote. You are entitled to one vote on each matter to be voted on at the Annual Meeting for each common share that you held on the record date.

The principal office of Northeast Utilities is located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105. The general offices of Northeast Utilities are located at 800 Boylston Street, Boston, Massachusetts 02199 and 56 Prospect Street, Hartford, Connecticut 06103-2818. The proxy statement, proxy card and annual report are being mailed to shareholders commencing on or about March 20, 2013.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	WHAT AM I VOTING ON?

A:	You are being asked by the Board of Trustees of Northeast Utilities to vote on three proposals. The first proposal is the election of 14 nominees to our Board of Trustees. At the recommendation of the Corporate Governance Committee, the Board of Trustees has nominated 14 persons for election as Trustees, each of whom is currently serving as a Trustee. For more information on each nominee, please turn to “Election of Trustees” beginning on page 11.

You are being asked to vote on a non-binding advisory proposal. This advisory proposal, commonly known as “Say-on-Pay,” is a vote to approve the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement. For more information on this advisory proposal, please turn to “Advisory Vote on Executive Compensation” beginning on page 69.

You are also being asked to ratify the selection of Deloitte & Touche LLP as Northeast Utilities’ independent registered public accountants for 2013. For more information on this selection, please turn to “Ratification of the Selection of Independent Registered Public Accountants” beginning on page 71.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not described in this proxy statement is legally and properly brought before the Annual Meeting by a shareholder, the individuals designated as proxies will vote on the matter in accordance with their judgment of what is in the best interest of Northeast Utilities. We are not aware of any other matters to be presented at the Annual Meeting.

Q:	WHO IS ENTITLED TO VOTE?

A:	You are entitled to vote at the Annual Meeting if you held common shares on the record date, March 4, 2013. If you received a Notice of Internet Availability of Proxy Materials, it indicates the number of common shares that you held on the record date. If you received printed proxy materials, the enclosed proxy card indicates the number of common shares that you held on the record date. As of the record date, 314,544,799 common shares were outstanding and entitled to vote. You are entitled to one vote on each matter to be voted on at the Annual Meeting for each common share that you held on the record date.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•

You can vote using the Internet. Follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. (EDT) on April 30, 2013. You may access this proxy statement and related materials by going to www.envisionreports.com/NU.

•

You can vote by telephone. The proxy card includes a toll-free number you can call to vote your common shares. Voting by telephone is available 24 hours a day and will close at 11:59 p.m. (EDT) April 30, 2013.

•	You can vote by mail. If you received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the proxy card. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

•	You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the Annual Meeting or by completing a ballot available upon request at the meeting.

•

If your common shares are held by a broker, bank or other nominee (i.e., in street name), you should receive instructions from that person or entity that you must follow in order to vote your common shares. You may vote by mail by requesting a voting instruction card in accordance with the instructions received from your broker or other agent. Complete, sign and date the voting instruction card provided by the brokers or other agents and return it in the pre-addressed, postage-prepaid envelope provided to you. You also will be able to vote these shares by Internet or telephone.

Regardless of how you choose to vote, your vote is important, and we encourage you to vote promptly.

Q:	AS A PARTICIPANT IN THE NORTHEAST UTILITIES SERVICE COMPANY 401K PLAN OR THE NSTAR SAVINGS PLAN, HOW DO I VOTE MY SHARES HELD IN MY PLAN ACCOUNT?

A:	If you are a participant in the Northeast Utilities Service Company 401K Plan or the NSTAR Savings Plan, you may vote the common shares held in your plan account by voting through the Internet or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials that you received in the mail. Internet voting and voting by telephone is available 24 hours a day and will close for plan participants at 11:59 p.m. (EDT) on April 28, 2013.

The Notice of Internet Availability of Proxy Materials also includes instructions for requesting printed proxy materials by mail. If you requested and received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope included with the proxy card.

Whether you vote through the Internet, by telephone or by returning a proxy card in the mail, the plan trustee will vote the common shares held in your plan account in accordance with your instructions. If you do not provide the plan trustee with instructions by 11:59 p.m. on April 28, 2013, the common shares in your Northeast Utilities Service Company 401K Plan account or NSTAR Savings Plan account, as the case may be, will be voted by each plan trustee in the same proportion as the votes cast by participants in each plan.

Q.	I HAVE NOT YET EXCHANGED MY NSTAR COMMON SHARE CERTIFICATES FOR NU COMMON SHARES. AM I ENTITLED TO VOTE?

A.	Yes. However, you will not receive dividends on your NU common shares until your NSTAR common shares are exchanged, so we urge you to complete the exchange promptly.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	The presence in person or by proxy at the Annual Meeting of the holders of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required for a quorum in order to hold the meeting.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR TRUSTEE?

A:	The affirmative vote of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required to elect a Trustee.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE ADVISORY PROPOSAL ON SAY-ON-PAY?

A:	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the advisory proposal on executive compensation.

Q.	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF DELOITTE & TOUCHE LLP AS NORTHEAST UTILITIES’ INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2013?

A:	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as Northeast Utilities’ independent registered public accountants for the year ending December 31, 2013.

Q:	HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A:	The Board recommends that you vote as follows:

•	FOR the election of each Trustee nominee (Proposal 1);

•	FOR the advisory proposal approving the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC (Proposal 2); and

•	FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accountants (Proposal 3).

Q:	HOW ARE VOTES COUNTED?

A:	In determining whether we have a quorum, we count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. Abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against the advisory proposal on Say-on-Pay or the proposal to ratify the selection of Deloitte & Touche LLP. However, because the election of each Trustee requires the affirmative vote of at least a majority of the common shares outstanding and entitled to vote at the Annual Meeting, abstentions, broker non-votes and votes withheld with respect to a particular Trustee nominee will have the same effect as a vote against such Trustee nominee.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Computershare Investor Services, our Registrar and Transfer Agent, will count the votes.

Q:	WHAT ARE BROKER NON-VOTES?

A:	Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders. If a broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Absent voting instructions, a broker is not permitted to vote on the election of Trustees or the non-binding advisory proposal on “Say-on-Pay”. Accordingly, there may be broker non-votes on Proposals 1 and 2. A broker may vote on the ratification of the selection of our independent registered public accountants without instructions; therefore, broker non-votes are not expected for Proposal 3.

Q:	WHAT SHARES ARE COVERED BY THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND PROXY CARD?

A:	For each account in which you own common shares:

•	Directly in your name as the shareholder of record; or

•	Indirectly through a broker, bank or other holder of record;

you should have received either: (i) a Notice of Internet Availability of Proxy Materials; or (ii) a paper or electronic proxy card.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD?

A:	If you receive more than one Notice of Internet Availability of Proxy Materials and/or more than one proxy card, then you have multiple accounts in which you own common shares. Please follow all instructions to ensure that all of your shares are voted. In addition, for your convenience, we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is Computershare Investor Services. If you have any questions concerning common shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, you may contact Computershare Investor Services by mail at P. O. Box 43078, Providence, Rhode Island 02940-3078, by telephone at (800) 999-7269 or on the Internet at www.computershare.com.

Q:	HOW CAN I CHANGE MY VOTE?

A:	Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke a proxy and change your vote at any time before the polls close at the Annual Meeting by:

•

Delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to Richard J. Morrison, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270;

•	Re-voting on the Internet or by telephone until 11:59 p.m. (EDT) on April 30, 2013; or

•	Attending the Annual Meeting and voting in person.

If you are a participant in either the Northeast Utilities Service Company 401K Plan or the NSTAR Savings Plan, you can revoke your proxy card and change your vote by re-voting on the Internet or by telephone until 11:59 p.m. (EDT) on April 28, 2013.

Q:	WHEN IS THE DEADLINE FOR SUBMITTING SHAREHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS?

A:	You may submit proposals for consideration at the 2014 Annual Meeting of Shareholders, including Trustee nominations, in accordance with the following provisions:

To include a proposal in our proxy statement for the 2014 Annual Meeting of Shareholders, your proposal must be received by the Corporate Secretary’s office no later than November 20, 2013, and must satisfy the conditions established by the SEC. Written notice of proposals of shareholders to be considered at the 2014 Annual Meeting without inclusion in next year’s proxy statement must be received on or before February 3, 2014. If a notice is received after February 3, 2014, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the proxy statement. Northeast Utilities considers these dates to be reasonable deadlines for submission of proposals before we begin to print and mail our proxy materials for the 2014 Annual Meeting of Shareholders. Proposals should be addressed to: Richard J. Morrison, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:

We will bear the cost of soliciting proxies on behalf of the Board of Trustees. In addition to the use of the mails, proxies may be solicited by telephone or electronic mail, by officers or employees of Northeast Utilities or its affiliates, Northeast Utilities Service Company and NSTAR Electric & Gas Corporation, neither of whom will be specially compensated for such activities, and by employees of Computershare Investor Services, our Transfer Agent and Registrar. We have also retained AST Phoenix Advisors, a professional proxy soliciting firm, to assist in the solicitation of proxies for a fee of $10,000, plus reimbursement of certain out-of-pocket expenses. We also will request persons, firms and other companies holding common shares in their names or in the name of their nominees, which are beneficially owned by others as of March 4, 2013, to send proxy materials to and obtain proxies from the beneficial owners, and we will reimburse those holders for any reasonable expenses that they incur.

Q:	HOW CAN I OBTAIN ELECTRONIC ACCESS TO PROXY MATERIALS INSTEAD OF RECEIVING PAPER COPIES BY MAIL?

A:	This proxy statement and our 2012 Annual Report to Shareholders are available on our website at www.nu.com in the Investors section under the link entitled “Financial & SEC Reports.” You may elect to enroll in “electronic access” to receive future proxy statements and annual reports electronically instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save the Company the cost of producing and mailing these documents by visiting www.computershare.com/investor and following the instructions. You will need to login to your account or create a login to verify your identity. If your common shares are held by a broker, bank or other nominee (i.e., in street name), and you wish to enroll in electronic access, you should contact your broker, bank or nominee.

If you choose to receive future proxy statements and annual reports electronically, each year we will timely notify you when these documents become available. Your choice to receive these documents electronically will remain in effect until you instruct us otherwise. You need not elect electronic access each year.

Q:	WHERE CAN I GET A COPY OF THE NORTHEAST UTILITIES ANNUAL REPORT?

A:	If you were a shareholder of record on March 4, 2013 and received paper copies of the proxy materials, you should have received a paper copy of our 2012 Annual Report to Shareholders for the year ended December 31, 2012. If you would like a copy of our Annual Report on Form 10-K filed with the SEC, you can access it on our website at www.nu.com/investors/reports/sec.asp or you may request it from the Corporate Secretary’s office at the following address and we will send it to you free of charge:

Richard J. Morrison
Assistant Secretary
Northeast Utilities
Post Office Box 270
Hartford, Connecticut 06141-0270

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement. This proxy statement and our Annual Report to Shareholders for the year ended December 31, 2012 are first being mailed to the Company’s shareholders and made available on the Internet at www.nu.com/investors on or about March 20, 2013.

Northeast Utilities

We are a public utility holding company with four electric utility subsidiaries and two natural gas utility subsidiaries serving 3.5 million customers in three New England states, with a market capitalization of approximately $12.5 billion. We achieved superior financial and strategic results in 2012, including:

•	We completed our merger transaction with NSTAR, which will reduce regulatory risks and provide both the potential for above-average growth and the foundation for improved customer service levels.

•

We achieved earnings per share of $2.28 in 2012, excluding Merger and related settlement costs, exceeding the stretch target and despite the difficult environment, through continuous performance improvement and cost reductions, while at the same time improving customer service performance.

•

We had total shareholder return of 12.1% in 2012, substantially outperforming the EEI Index return of 2.1%, and outperforming other major utility companies that have completed a significant merger in the past 18-24 months.

•

Our cumulative total shareholder returns of 67.7%, 48.9%, 260.9% and 399.1% over the past three-, five-, 10- and 15-year periods significantly outperformed the industry and the market over those same periods. We also ranked in the top performing quartile of the EEI Index for each of the periods noted.

•

We implemented our “One Company” shared services operating model that allowed us to lower operating costs while improving customer service and enhancing our emergency preparedness by effectively deploying the resources of the merged company.

•

We developed an enhanced $3.9 billion five-year transmission capital plan to better improve the efficiency of New England’s congested energy markets, improve reliability and increase revenues over the long-term compared to what either pre-merger company could have achieved on its own.

•

We met or exceeded our Massachusetts-mandated electric and gas service targets, as measured by the Service Quality Index and our electric and gas systems improved their Months Between Interruptions, On-Time Gas System Response, System Average Interruption Duration, Customer Average Interruption Duration, Calls Answered Rate and Meters Read On Time metrics.

We achieved these results by immediately coming together as One Company following our merger with NSTAR to deliver the financial, operational and merger effectiveness results contemplated by the merger on behalf of our customers and shareholders.

Corporate Governance

Our corporate governance and related oversight practices serve to promote high standards of ethical behavior, corporate governance and business conduct. They include the following practices:

•

Board Structure and Composition. All of our Trustees are elected annually by a majority vote of our shareholders. We have an independent Lead Trustee, and all Trustees, other than our Chairman of the Board and our President and Chief Executive Officer, are independent.

•	Share Ownership Guidelines. Each of our Named Executive Officers has satisfied our share ownership guidelines.

•

Clawback Policy. We may recover incentive compensation and equity awards from senior executives, including our Named Executive Officers, in the event of fraud or misconduct resulting in a restatement of the Company’s financial statements.

•	Independent Compensation Consultant. Our Compensation Committee has retained an independent compensation consultant that performs no consulting or other services for the Company.

•	Oversight of Risk. We maintain an effective risk oversight function through our Audit and Finance Committees, including oversight of our Enterprise Risk Management process.

•

Experienced Board of Trustees. Our Trustees have diverse experience at policy-making levels in business, government and other areas. Many of our Trustees have served as chief executive officers and/or chief financial officers and have served on the board of directors of numerous companies, including electric and natural gas utilities and companies in other regulated industries.

See the “Governance of Northeast Utilities” portion of this proxy statement for further information on our governance practices.

Executive Compensation

Our executive compensation program utilizes a mix of base salary, annual cash incentive awards and long-term equity based incentive awards and standard benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and Company performance. As evidenced by the results of our “Say-on-Pay” vote at our 2012 Annual Meeting of Shareholders, we believe that shareholders have indicated strong support for our executive compensation program.

•	Our Overall Compensation Program Principles

•	Total compensation of executive officers is generally based on achievement of financial and operational goals that impact shareholder value.

•	We seek to hire and retain superior executives by providing competitive compensation, including performance-based compensation programs.

•	Our compensation programs are designed to balance short-term goals with long-term goals.

•	Strong Governance Standards in Oversight of Executive Compensation Policies

We endeavor to maintain strong governance standards in the oversight of our executive compensation policies and practices, including:

•	Our insider trading policy prohibits hedging or pledging of our common shares by executives. In addition, as of July 2012, our Trustees’ equity compensation is deferred until retirement.

•	Performance-based compensation arrangements that use a variety of performance measures, including performance-based equity awards.

•	Double-trigger change-in-control arrangements for severance and equity awards.

•	Limited perquisites and discontinued use of excise tax gross-ups for newly elected executives.

2013 Proposals

You are being asked by the Board of Trustees of Northeast Utilities to vote on three proposals:

Proposal 1 – Election of Trustees (see pages 11 – 18)

The Board has nominated fourteen candidates for election to our Board of Trustees. Each of these candidates was elected to the Board by the vast majority of the shares voted at the 2012 Annual Meeting. The Board recommends that shareholders vote FOR the election of each nominee.

Proposal 2 – Advisory Vote to Approve the Company’s Executive Compensation (see pages 69 – 70)

The Board is seeking an advisory vote to approve the Company’s executive compensation. Before considering this proposal, please read our Compensation Discussion and Analysis, which explains the Compensation Committee’s compensation decisions and how our executive compensation program aligns the interests of our executive officers with those of our shareholders. Although the vote is advisory and is not binding on the Board, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. At the 2012 Annual Meeting, more than 95% of the votes cast on this proposal were in favor or our executive compensation. The Board recommends that shareholders vote FOR the advisory proposal approving the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC.

Proposal 3 – Ratification of Independent Registered Public Accountants for 2013 (see page 71)

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2013. The Board is seeking shareholder ratification of this appointment. The Board recommends that shareholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accountants.

PROPOSAL 1

ELECTION OF TRUSTEES

Our Board of Trustees oversees the business affairs and management of Northeast Utilities. The Board currently consists of 14 Trustees, only one of whom, Thomas J. May, our President and Chief Executive Officer, is a member of management.

Fourteen Trustees have been nominated for reelection as Trustees at the Annual Meeting to hold office until the next annual meeting and until the succeeding Board of Trustees has been elected, and until at least a majority of the succeeding board is qualified to act. Unless you specify otherwise, the enclosed proxy will be voted to elect the 14 nominees named on pages 12-18 as Trustees.

If one or more of the nominees should become unavailable for election, which the Board of Trustees does not currently anticipate, the proxy may be voted for a substitute person or persons, but not more than a total of 14 nominees.

Set forth on the following pages is each nominee’s name, age, date first elected as a Trustee, and a brief summary of the nominee’s business experience, including the nominee’s particular experience, qualifications, attributes or skills that led the Board to conclude that the nominee should continue to serve as a Trustee. See the Trustees’ biographies below and the section captioned “Selection of Trustees” on page 24. Each nominee has indicated he or she will stand for election and will serve as a Trustee if elected. An affirmative vote of a majority of the common shares outstanding as of the record date will be required to elect each nominee. Abstentions, broker non-votes and withheld votes will be counted in the determination of a quorum and will have the same effect as a vote against a nominee.

The Board of Trustees recommends that shareholders vote FOR the election of the nominees listed below

RICHARD H. BOOTH, 66

Trustee since 2001.

Since July 2009, Mr. Booth has served as Vice Chairman of Guy Carpenter & Company, LLC, a global reinsurance intermediary and wholly owned subsidiary of Marsh & McLennan Companies, Inc. From June 2008 to March 2009, Mr. Booth served as a corporate officer, and from October 2008 to March 2009, as Vice Chairman, Transition Planning and Chief Administrative Officer, of American

International Group, Inc., an insurance and financial services company. From January 2000 to March 2009, he served as Chairman and a director, and from January 2000 to July 2007, as President and Chief Executive Officer, of HSB Group, Inc., a specialty insurer and reinsurer. From January 2000 to March 2009, he served as Chairman and a director, and from January 2000 to July 2007, as Chief Executive Officer, of Hartford Steam Boiler Inspection and Insurance Company, a provider of insurance and engineering services and investments. Mr. Booth is currently a member of the boards of Sun Life Financial Inc., WorldBusiness Capital LLC, PatientMatters, LLC, the Florence Griswold Museum (Emeritus) and the National Association of Corporate Directors, Connecticut Chapter. He is a senior adviser to Century Capital Management. He is a former member of the Financial Accounting Standards Advisory Council and its Steering Committee. Mr. Booth received B.S. and M.S. degrees from the University of Hartford.

Mr. Booth has considerable senior executive level experience in business and management, including in particular strategic planning, capital and financial markets, accounting and financial reporting, credit markets and risk assessment, both in his current position as an executive officer of Guy Carpenter as well as in prior positions, including Chairman of HSB Group and Chairman of Hartford Steam Boiler. He has served on the board of directors of numerous companies. In addition, Mr. Booth is a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants. Based on these skills and qualifications, coupled with his ties to the City of Hartford and the State of Connecticut, the Board of Trustees determined that Mr. Booth should continue to serve as a Trustee.

JOHN S. CLARKESON, 70

Trustee since 2008.

Mr. Clarkeson has served as the Chairman Emeritus of The Boston Consulting Group, Inc. since 2007. Previously, Mr. Clarkeson served as Co-Chairman of the Board of The Boston Consulting Group, Inc. from 2004 to 2007. He is a director of the Cabot Corporation, a director of the National Bureau of Economic Research, a former trustee of the Educational Testing Service, a trustee emeritus of the Massachusetts General

Physicians Organization, Inc., and a member of the INSEAD Advisory Council. Mr. Clarkeson received an A.B. degree magna cum laude from Harvard College, where he was a Harvard National Scholar, and an M.B.A. from Harvard Business School.

Mr. Clarkeson has significant senior executive level experience in business and management through his service as Chairman and Chief Executive Officer of The Boston Consulting Group, as well as his service as a director of Cabot Corporation, where he chairs the Corporate Governance and Nominating Committee and serves on the Compensation and Executive Committees. He has served on the board of directors of numerous companies. He also has experience in budgeting, capital and financial markets, credit markets, and risk assessment. Based on these skills and qualifications, the Board of Trustees determined that Mr. Clarkeson should continue to serve as a Trustee.

COTTON M. CLEVELAND, 60

Trustee since 1992.

Ms. Cleveland has been President of Mather Associates, a firm specializing in leadership and organizational development for business, public and nonprofit organizations, since 1981. She is a director of The National Grange Mutual Insurance Company and Ledyard National Bank, and was the founding Executive Director of the state-wide Leadership New Hampshire program. She was elected and served as the

Moderator of the Town of New London, New Hampshire and the New London/Springfield Water Precinct from 2000 to 2010. Ms. Cleveland has also served as Chair, Vice Chair and member of the Board of Trustees of the University System of New Hampshire, as Co-Chair of the Governor’s Commission on New Hampshire in the 21st Century, and as an incorporator for the New Hampshire Charitable Foundation. Ms. Cleveland received a B.S. magna cum laude from the University of New Hampshire, Whittemore School of Business and Economics. She is a certified and practicing Court Appointed Special Advocate for abused and neglected children.

Ms. Cleveland founded and serves as president of her own consulting firm. She has experience serving on the board of directors of numerous companies. She also benefits from her policy-making level experience in education at the university level as the Chair, Vice Chair and member of the Board of Trustees of the University System of New Hampshire. In addition, she has policy-making level experience in financial and capital markets as a result of her service as a director of Ledyard National Bank and Bank of Ireland. Based on her skills and experience, combined with her ties to the State of New Hampshire, the Board of Trustees determined that Ms. Cleveland should continue to serve as a Trustee.

SANFORD CLOUD, JR., 68

Lead Trustee since 2012;

Trustee since 2000.

Mr. Cloud has been Chairman and Chief Executive Officer of The Cloud Company, LLC, a real estate development and business investment firm, since 2005. Mr. Cloud served as past President and Chief Executive Officer of the National Conference for Community and Justice from 1994 to 2004, was a former partner at the law firm of Robinson and Cole from 1993 to 1994, and served for two terms as a state senator of

Connecticut. Mr. Cloud has served as a director of The Phoenix Companies, Inc. since 2001 and is currently a director of Ironwood Mezzanine Fund, L.P. He is also a director of the MetroHartford Alliance, Inc., and Chairman of The Connecticut Health Foundation and the University of Connecticut Health Center. Mr. Cloud received a B.A. from Howard University, a J.D. cum laude from the Howard University Law School, and an M.A. in Religious Studies from the Hartford Seminary.

Mr. Cloud has significant policy-making level experience in business and financial affairs as a director of several publicly traded companies. He has served on the board of directors of numerous companies. Combined with his practice as a law firm partner, his experience as a Connecticut state senator, and his significant ties to the City of Hartford and the State of Connecticut, the Board of Trustees determined that Mr. Cloud should continue to serve as a Trustee.

JAMES S. DISTASIO, 65

Trustee since 2012.

Mr. DiStasio served as Senior Vice Chairman and Americas Chief Operating Officer at Ernst & Young, a registered public accounting firm, from 2003 until his retirement in 2007. Mr. DiStasio joined Ernst & Young in 1969 and became a partner in 1977. He has served as a director of EMC Corporation since 2010. He served as a trustee of NSTAR from 2009 until the closing of the NSTAR merger. He previously served as a director of the United Way of Massachusetts Bay and Merrimack Valley and as a trustee of each of Catholic Charities of Boston, the Boston Public Library Foundation and the Wang Center for the Performing Arts. Mr. DiStasio received a bachelor’s degree in Accounting from the University of Illinois at Chicago.

Mr. DiStasio has significant experience overseeing the accounting and financial reporting processes of major public companies, derived from his service as a senior executive at one of the largest public accounting firms in the world. In his position of Senior Vice Chairman and Americas Chief Operating Officer, Mr. DiStasio also acquired important management and leadership skills that provide additional value and support to the Board. Based on his skills and experience, the Board of Trustees determined that Mr. DiStasio should continue to serve as a Trustee.

FRANCIS A. DOYLE, 64

Trustee since 2012.

Since 2001, Mr. Doyle has served as President and Chief Executive Officer of Connell Limited Partnership, whose businesses produce metal components and related supplies for the automotive, power, mining, appliance, office and farm equipment industries. From 1972 to 2001, he was Vice Chairman of PricewaterhouseCoopers LLP, where he was Global Technology and E-Business Leader and a member of the firm’s Global

Leadership Team. Mr. Doyle became a Trustee at the closing of the NSTAR merger. He has served as a director and Chairman of the audit committee and a member of the executive committee of each of Tempur-Pedic International, Inc. and Liberty Mutual Holding Company, Inc. since 2003. In the past five years, Mr. Doyle has served as a director of Citizens Financial Group, where he was a member of the executive committee and chaired the compensation committee, as a trustee of the Joslin Diabetes Center, where he chaired the finance committee, and as a trustee of Boston College. Mr. Doyle is a certified public accountant and holds a B.S. degree and an M.B.A. degree from Boston College.

Mr. Doyle has significant financial accounting and financial reporting experience and an in-depth understanding of finance and capital markets, through his years at PricewaterhouseCoopers. He also has extensive senior management experience as the President and Chief Executive Officer of a global manufacturer. Mr. Doyle has served on the board of directors of numerous companies. Based on his qualifications and experience, the Board of Trustees determined that Mr. Doyle should continue to serve as a Trustee.

CHARLES K. GIFFORD, 70

Trustee since 2012.

Mr. Gifford has served as the Chairman Emeritus of Bank of America Corporation, a bank holding company, since his retirement as Chairman in 2005. He is also a Director of Bank of America. He has served as a director of CBS Corporation since 2006. From 2007 through 2012, Mr. Gifford served as a director of NYSE Group Trust I, established as part of the creation of NYSE Euronext and charged with remedying certain significant and unforeseen effects in the application of U.S. or European regulation and legislation on markets operated by NYSE Euronext subsidiaries. He served as a trustee of NSTAR from 1999 until the closing of the NSTAR Merger. He is the chairman of the Boston Plan for Excellence in the Public Schools and was the founding chairman of the United Way of Massachusetts Bay’s “Success By 6” initiative. He is a trustee of Northeastern University, the Red Sox Foundation, and serves on the boards of several nonprofit organizations, including the Massachusetts General Hospital and Partners HealthCare System, Inc. He is an honorary director of the Greater Boston Chamber of Commerce. Mr. Gifford received a B.A. from Princeton University.

Mr. Gifford, through a career overseeing large complex financial institutions in the banking industry, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his breadth of director experience, which includes his service on executive, credit, governance and nominating, compensation, and audit committees, as well as his previous service as Lead Trustee of NSTAR, provides valuable contributions to the Board in implementing good corporate governance. Based on his qualifications and experience, the Board of Trustees determined that Mr. Gifford should continue to serve as a Trustee.

PAUL A. LA CAMERA, 70

Trustee since 2012.

Mr. La Camera has served as the Administrator of Public Radio for WBUR, the National Public Radio news station in Boston since 2011. Previously, Mr. La Camera served as General Manager of WBUR from 2005 until 2010 and as the President and General Manager of WCVB-TV Channel 5 Boston from 1993 to 2005. He served as a trustee of NSTAR from 1999 until the closing of the NSTAR merger. Mr. La Camera is a director of Blitz Media, Inc. He serves on the board of the Boston Foundation and as a trustee of the Boston Public Library. Mr. La Camera is a graduate of the College of Holy Cross, where he served as a trustee for eight years. He received Masters Degrees in Journalism and Urban Studies from Boston University and an M.B.A. from Boston College.

Mr. La Camera served for more than 30 years as an executive in the local television and radio broadcast industry. In addition to his experience in operating regulated broadcast businesses and the important perspective that his career in broadcast journalism provides, Mr. La Camera brings extensive organizational and leadership skills to the Board, along with his link to the NSTAR customer community through his substantial non-profit board service. Based on his qualifications and experience, the Board of Trustees determined that Mr. La Camera should continue to serve as a Trustee.

KENNETH R. LEIBLER, 64

Trustee since 2006.

Mr. Leibler has served as a trustee of The Putnam Mutual Funds since 2006 and the Chair of the Audit and Compliance Committee since 2012. He has served as a Trustee of Beth Israel Deaconess Medical Center since 2006, and Vice Chairman of Beth Israel Medical Center from 2009 to 2012. He is also a Director of Beth Israel Deaconess Care Organization, an accountable care group jointly owned by Beth

Israel Deaconess Medical Center and its affiliated physicians network. He is a founding partner of the Boston Options Exchange and served as its Chairman from 2004 to February 2007. He is a past Vice Chairman of the Board of Directors of ISO New England, Inc., the independent operator of New England’s bulk electric transmission system, where he served until 2006. He also served as a director of The Ruder Finn Group from 2005 to 2010. Mr. Leibler received a B.A. magna cum laude from Syracuse University.

Mr. Leibler has considerable senior executive level experience in business and management, including experience in financial markets and risk assessment, as the former Chairman of the Boston Options Exchange, former Chairman and CEO of the Boston Stock Exchange, and former President, Chief Operating Officer and Chief Financial Officer of the American Stock Exchange, as well as through his current service as a trustee of The Putnam Mutual Funds, where he recently became chair of the Audit and Compliance Committee and serves on the pricing, distributions, investment oversight, and investment oversight coordinating committees. He also has policy-making level experience in the electric utility industry through his service as the Vice Chairman of ISO New England. Based on these qualifications, the Board of Trustees determined that Mr. Leibler should continue to serve as a Trustee.

THOMAS J. MAY, 65

Trustee since 2012.

Mr. May has served as President and Chief Executive Officer and a Trustee of Northeast Utilities since the closing of the NSTAR merger in April 2012. He has also served as the Chairman and a director of each of The Connecticut Light and Power Company, NSTAR Electric Company, NSTAR Gas Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company since the closing of the merger. Previously, Mr. May served as Chairman, President and Chief Executive Officer and a trustee of NSTAR until the closing of the merger. He served as Chairman, Chief Executive Officer and a trustee from the creation of NSTAR in 1999, and was elected President in 2002. Mr. May has served as a director of Bank of America Corporation since 2004 and a director of Liberty Mutual Holding Company, Inc. since 2002. He is Chair of the Board of Trustees of Stonehill College, is a member of the Executive Committee of the Board of Directors of the Boston Chamber of Commerce, is a member of the Board of Trustees of Dana Farber Cancer Institute and is a board member of the John F. Kennedy Library Foundation. Mr. May received a bachelor’s degree in business administration from Stonehill College and a M.S. in Finance from Bentley College. He is also a graduate of the Harvard Business School’s Advanced Management Program.

Mr. May is the President and Chief Executive Officer of the Company. His extensive experience in the energy industry and diverse financial, operations and management skills provide the necessary background to lead the Company. Mr. May represents management on the Board as the sole management Trustee. Based on these skills and experiences, the Board of Trustees determined that Mr. May should continue to serve as a Trustee.

CHARLES W. SHIVERY, 67

Trustee since 2004.

Mr. Shivery has been Chairman of the Board of Trustees since the closing of the NSTAR merger. Previously, Mr. Shivery served as the Chairman, President and Chief Executive Officer of Northeast Utilities from March 29, 2004 until the closing of the NSTAR merger. He served as interim President of Northeast Utilities beginning in January 2004. Mr. Shivery served as Chairman and a director of The Connecticut

Light and Power Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company from January 19, 2007 until the closing of the NSTAR merger. In 2002, Mr. Shivery retired from Constellation Energy Group, Inc., parent company of Baltimore Gas and Electric Company and other energy related businesses, having held numerous senior management positions at Constellation. Mr. Shivery is a director of Webster Financial Corporation, Energy Insurance Mutual Limited, the Connecticut Business & Industry Association, Association of Edison Illuminating Companies, Connecticut Children’s Medical Center, The Bushnell, the Edison Electric Institute, the MetroHartford Alliance, Inc. and the University of Connecticut Health Center. He is the Chairman of the Connecticut Science Center. Mr. Shivery received B.A. and B.S. degrees from The Johns Hopkins University and an M.B.A. from the University of Baltimore.

Mr. Shivery has nearly 40 years of experience in the heavily regulated utility industry, including policy-making level director and executive officer positions while employed at Constellation Energy and Northeast Utilities. He gained important senior management level experience in capital and financial markets and credit markets throughout his career at Constellation Energy and Northeast Utilities. Based on his extensive experience and qualifications, the Board of Trustees determined that Mr. Shivery should continue to serve as a Trustee.

WILLIAM C. VAN FAASEN, 64

Trustee since 2012.

Mr. Van Faasen served as Chief Executive Officer of Blue Cross Blue Shield of Massachusetts, Inc. (BCBSMA), a health care services provider, from 1992 until his retirement in 2007. He is currently Chairman of BCBSMA and also served as interim Chief Executive Officer in 2010. He has served as a director of Liberty Mutual Holding Company, Inc. since 2002 and as Lead Director since April 2012. He served as a director of IMS Health, Inc. from 1996 to 2010 and as Lead Director from 2006 to 2010.

He also served as a director of PolyMedica Corporation from 2005 to 2008. Mr. Van Faasen served as a trustee of NSTAR from 2002 until the completion of the NSTAR merger. He is an honorary director of the Greater Boston Chamber of Commerce and previously served as a director of the United Way of Massachusetts Bay and Merrimack Valley. Mr. Van Faasen received a B.A. from Hope College and an M.B.A. from Michigan State University.

Mr. Van Faasen brings to the Board extensive management, leadership, and financial experience as a result of leading a large company in a regulated industry. He also brings in-depth experience and insight as a director of several public companies, including service as a lead director. Based on his qualifications and experience, the Board of Trustees determined that Mr. Van Faasen should continue to serve as a Trustee.

FREDERICA M. WILLIAMS, 54

Trustee since 2012.

Ms. Williams has served as the President and Chief Executive Officer of Whittier Street Health Center in Boston, an urban community health care facility serving residents of Boston and surrounding communities, since 2002. Prior to joining Whittier, she served as the Senior Vice President of Administration and Finance and Chief Financial Officer of the Dimock Center, a large health care and human services facility in Boston. She was elected as a trustee of NSTAR in March 2012 and served as a trustee until the completion of the NSTAR merger. Ms. Williams is a member of the Board of Trustees of Dana Farber Cancer Institute, the Massachusetts League of Community Health Centers and Boston Health Net. Ms. Williams attended the London School of Accountancy, passed the examinations of the Institute of Chartered Secretaries and Financial Administrators, (United Kingdom) (ICSA) and of the Institute of Administrative Management (United Kingdom), with distinction, and was elected a Fellow of the ICSA in 2000. She obtained a graduate certificate in Administration and Management from the Harvard University Extension School and an M.B.A. with a concentration in Finance from Anna Maria College in Paxton, Massachusetts.

Ms. Williams has more than 20 years of experience in a heavily regulated industry and has served as the President and Chief Executive Officer of Whittier Street Health Center, a national model for providing equitable access to high quality and cost effective health care for more than ten years. She also has significant experience serving on numerous boards and advisory boards. Based on her qualifications and experience, the Board of Trustees determined that Ms. Williams should continue to serve as a Trustee.

DENNIS R. WRAASE, 69

Trustee since 2010.

Mr. Wraase served as Chairman of the Board, Chief Executive Officer and a director of Pepco Holdings, Inc. (PHI) until his retirement in June 2009. PHI is an energy delivery company in the mid Atlantic region. He was elected Chairman of PHI in 2004, became Chief Executive Officer in 2003 and served as a director since 1998. He previously served as the President of PHI from 2001 to 2008 and Chief Operating

Officer from 2002 to 2003. He is a member of the Financial Executives Institute and the American Institute of Certified Public Accountants. Mr. Wraase currently serves as the Executive-In-Residence at the Center for Social Value Creation at the Robert H. Smith School of Business, University of Maryland. He is also currently a director and Vice Chairman of the University of Maryland System Foundation. Mr. Wraase previously served as a director of the Edison Electric Institute, The Association of Edison Illuminating Companies and the Institute for Electric Efficiency, and as the President of the Southeastern Electric Exchange. Mr. Wraase received a B.S. in Accounting from the University of Maryland and an M.S. in business Financial Management from The George Washington University.

Mr. Wraase brings to Northeast Utilities considerable utility industry knowledge and experience gained through his career of service at PHI. He has significant policy-making level experience in the heavily regulated industry as well as in the capital and financial markets, credit markets, financial reporting and accounting, and risk assessment. He is also a certified public accountant. Based on his extensive experience and qualifications, the Board of Trustees determined that Mr. Wraase should continue to serve as a Trustee.

GOVERNANCE OF NORTHEAST UTILITIES

Board’s Leadership Structure

Our current leadership structure consists of a non-executive Chairman of the Board, a President and Chief Executive Officer, and a Lead Trustee. Upon the completion of the Merger of Northeast Utilities and NSTAR on April 10, 2012, Charles W. Shivery became the Company’s non-executive Chairman of the Board and Thomas J. May became the Company’s President and Chief Executive Officer. In accordance with the Merger Agreement, Mr. Shivery will continue to serve as non-executive Chairman of the Board until October 10, 2013. Also in accordance with the Merger Agreement, at the time that Mr. Shivery ceases to serve as our non-executive Chairman of the Board, the Board will appoint Mr. May as Chairman of the Board.

There are five committees of the Board of Trustees: Audit, Compensation, Corporate Governance, Executive and Finance.

The roles and responsibilities of the non-executive Chairman and the Lead Trustee are as follows:

Chairman: The Chairman of the Board shall:

•	Be recommended by the Corporate Governance Committee and appointed by the Board.

•	Preside at the Annual Meeting of Shareholders and at all meetings of the Executive Committee and the Board, other than executive sessions of the independent trustees.

•	Working with the Chief Executive Officer, develop the annual Board calendar and Board meeting agendas.

•	Work with the Lead Trustee to facilitate communication between the Chief Executive Officer and the Board members.

•	Act as a resource to the Chief Executive Officer in the development of key corporate strategies and goals.

•	Provide a visible presence in our communities and region.

•	Working with the Chief Executive Officer, provide leadership on regional and national policy and industry association matters.

Lead Trustee: The Lead Trustee shall:

•	Be recommended by the Corporate Governance Committee and appointed by the Board.

•	Preside at executive sessions of the independent Trustees.

•	Work with the Chairman to facilitate communication between the Chief Executive Officer and the Board members.

•	Participate with the Compensation Committee in its evaluation of the Chief Executive Officer and provide ongoing information to the Chief Executive Officer about his or her performance.

Board’s Oversight of Risk

The Board of Trustees administers its risk oversight function primarily through its Finance Committee. Each year, the Board evaluates its risk assessment function as part of its Board evaluation process. The Board believes that this structure is appropriate to carry out its risk oversight responsibilities. The Finance Committee is responsible for the oversight of the Company’s enterprise-wide risks and the Company’s Enterprise Risk Management (ERM) process.

Our ERM process involves the application of a well-defined, enterprise-wide methodology designed to allow our executives to identify, categorize, prioritize, and mitigate the principal risks to the Company, including strategic, financial, operational and reputational risks. In addition to known risks, ERM identifies emerging risks to the Company. The results of the ERM process are reported to the Finance Committee.

The Board of Trustees and the Finance Committee annually review the Company’s comprehensive operating and strategic plans. The operating plan consists of the goals and objectives for the year, key performance indicators and financial forecasts. The strategic plan consists of long-term corporate goals and objectives, specific strategies to achieve those goals, and action plans designed to implement each strategy. The ERM process is integrated with the annual operating and strategic planning processes. The top enterprise-wide financial risks are identified during the development of the annual operating plan, and are tracked throughout the year. Enterprise strategic risks are identified and presented to the Board of Trustees during development of the long-term strategic plans. Detailed risk mitigation plans for the principal enterprise-wide risks are updated periodically and presented to the Finance Committee.

ERM also informs the Finance Committee about the activities of the Company’s Risk Committee. The Risk Committee consists of the senior executives of the Company, and it is responsible for ensuring that the Company is managing its principal enterprise wide risks, as well as other key risk areas such as credit, environmental, information technology, compliance and business continuity risks.

In addition, each Board committee oversees risks within its area of responsibility. For example, the Audit Committee is responsible for the oversight of the integrity of the financial statements, including oversight of the guidelines and policies that govern management’s processes for assessing, monitoring and mitigating major financial risk exposures. Additionally, the Board of Trustees administers its compensation risk oversight function primarily through its Compensation Committee. The process by which the Board and the Compensation Committee oversee executive compensation risk is described in greater detail on page 34.

Board Committees and Responsibilities

The Board of Trustees has five standing committees: Audit, Compensation, Corporate Governance, Executive and Finance. The Corporate Governance Committee performs the functions of a nominating committee. None of the committee members in 2012 was employed by Northeast Utilities or its subsidiaries except for Mr. Shivery, who served as Chairman of the Board, President and Chief Executive Officer until April 10, 2012 and who now serves as non-executive Chairman of the Board, and Mr. May, who is the current Chief Executive Officer, both of whom are members of the Executive Committee. The Board has adopted a written charter for each standing committee as well as written Corporate Governance Guidelines. The Corporate Governance Guidelines and committee charters are available on our website at the Internet addresses appearing in the committee descriptions below. Copies of these documents are available to any shareholder upon written request to our Assistant Secretary at the address set forth on page 7 of this proxy statement. The functions of these committees are described in the paragraphs following the table.

The table below shows the committee membership:

Board Committees

Trustee	Audit	Compensation	Corporate Governance	Executive	Finance
R. H. Booth	C			M	M
J. S. Clarkeson	M	M
C. M. Cleveland			M		M
S. Cloud, Jr. *		M	C	M
J. S. DiStasio		M		M	C
F. A. Doyle			M		M
C. K. Gifford		C	M	M
P. A. La Camera	M		M
K. R. Leibler	M				M
T. J. May				M
C. W. Shivery				C
W. C. Van Faasen	M	M
F. M. Williams	M				M
D. R. Wraase		M	M

C:	Committee Chair
M:	Committee Member
*	Lead Trustee

Set forth below is a brief summary of the functions performed by the existing Board committees.

Audit Committee

The Audit Committee consists of Mr. Booth (Chair), Mr. Clarkeson, Mr. La Camera, Mr. Leibler, Mr. Van Faasen and Ms. Williams. The Audit Committee meets independently with the internal and independent registered public accountants of Northeast Utilities and its subsidiaries and with management at least quarterly. Following each committee meeting, the Audit Committee reports to the full Board. The Audit Committee reviews and evaluates the independent registered public accountants’ activities, procedures and recommendations to assist the Board in monitoring the integrity of our financial statements, the independent registered public accountants’ qualifications and independence, the performance of our internal audit function and independent registered public accountants, and our compliance with legal and regulatory requirements. The Committee also discusses the guidelines and policies that govern management’s processes for assessing, monitoring and mitigating major financial risk exposures. The Audit Committee has the sole authority to select and replace the independent registered public accountants and is directly responsible for their compensation and oversight of their work. Each member of the Audit Committee meets the financial literacy requirements of the New York Stock Exchange (NYSE) and the SEC. The Board has affirmatively determined that Mr. Booth is an “audit committee financial expert,” as defined by the SEC. Each member of the Audit Committee meets the independence requirements of the NYSE, SEC and our Corporate Governance Guidelines. No member of the Audit Committee is employed by Northeast Utilities or its subsidiaries. A copy of the Committee’s charter, which has been adopted by our Board of Trustees, is available on our website at www.nu.com/investors/corporate_gov/charter_audit.asp. The Audit Committee met five times during 2012.

Compensation Committee

The Compensation Committee consists of Mr. Clarkeson, Mr. Cloud, Mr. DiStasio, Mr. Gifford (Chair), Mr. Van Faasen and Mr. Wraase. The Compensation Committee is responsible for the compensation and benefits programs for all executive officers of Northeast Utilities and has overall authority to establish and interpret our executive compensation programs. The Compensation Committee establishes and reviews our executive compensation strategy, evaluates components of total compensation and assesses performance against goals, market competitive data and other appropriate factors. The Compensation Committee is authorized to grant share awards to our executive officers. The Compensation Committee makes recommendations to the Board with respect to the adoption, amendment or termination of executive compensation and benefits plans, policies and practices. The Compensation Committee has sole authority to select and retain experts and consultants in the field of executive compensation to provide advice to the Committee with respect to market data, competitive information, and executive compensation trends. The Compensation Committee also reviews and approves the compensation of the non-employee members of the Board.

The Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation and, with the participation of the Lead Trustee and subject to the further review and approval of the independent Trustees, evaluates the performance of the Chief Executive Officer in light of those goals and objectives. The Compensation Committee establishes performance criteria for the Chief Executive Officer and approves the Chief Executive Officer’s total compensation based on the annual evaluation, subject to further approval by the independent Trustees. In addition, in collaboration with the Chief Executive Officer, the Compensation Committee oversees the evaluation of those executive officers reporting directly to the Chief Executive Officer. The Compensation Committee engages in the succession planning process for the Chief Executive Officer and other officers.

Following the merger, the Compensation Committee retained Pay Governance LLC to provide compensation consulting services. Pay Governance LLC has been engaged to perform work only for the Compensation Committee, and as noted in the Compensation Discussion & Analysis section of this proxy statement, the Compensation Committee has determined that Pay Governance LLC is independent and that no conflict of interest exists that would prevent Pay Governance LLC from independently advising the Committee.

The Compensation Committee has delegated the negotiation of certain compensation arrangements and administration of the Compensation Committee’s responsibilities to certain executive officers. The Compensation Committee has not delegated any of its responsibilities to any other persons. The Board has affirmatively determined that each member of the Compensation Committee meets the independence requirements of the NYSE and the SEC, and our Corporate Governance Guidelines. No member of the Compensation Committee is employed by Northeast Utilities or its subsidiaries. A copy of the Compensation Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_compensation.asp. The Compensation Committee met nine times during 2012. The Chair of the Compensation Committee reports to the full Board following each committee meeting.

Corporate Governance Committee

The Corporate Governance Committee consists of Ms. Cleveland, Mr. Cloud (Chair), Mr. Doyle, Mr. Gifford, Mr. La Camera and Mr. Wraase. The Corporate Governance Committee is responsible for developing, overseeing and regularly reviewing our Corporate Governance Guidelines and related policies. The Corporate Governance Committee also serves as a nominating committee, establishing criteria for new Trustees, identifying and recommending prospective Board candidates, and reviewing qualifications of Trustees and nominees. In addition, the Corporate Governance Committee evaluates the performance of the Board and its committees. Following each meeting, the Corporate Governance Committee reports to the full Board. No member of the Corporate Governance Committee is employed by Northeast Utilities or its subsidiaries. The Board of Trustees has determined that each member of the Corporate Governance Committee meets the independence requirements of the NYSE and the SEC, and under our Corporate Governance Guidelines. A copy of the Committee’s charter is available on our website at www.nu.com/investors/ corporate_gov/charter_corporate_gov.asp. The Corporate Governance Committee met seven times during 2012.

Executive Committee

The Executive Committee consists of Mr. Booth, Mr. Cloud, Mr. DiStasio, Mr. Gifford, Mr. May and Mr. Shivery (Chair). The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations set forth in our Declaration of Trust, during the intervals between meetings of the Board. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_corporate_exec.asp. The Executive Committee met four times in 2012.

Finance Committee

The Finance Committee consists of Mr. Booth, Ms. Cleveland, Mr. DiStasio (Chair), Mr. Doyle, Mr. Leibler and Ms. Williams. The Finance Committee assists the Board in fulfilling its fiduciary responsibilities relating to financial plans, policies and programs for Northeast Utilities and its subsidiaries. The Finance Committee reviews the Company’s plans and actions to assure liquidity; proposed financing programs; plans and recommendations regarding common share repurchase programs, early extinguishment and refunding of debt and preferred stock obligations; and other proposals to modify the Company’s capital structure. The Finance Committee is responsible for reviewing the Company’s risk assessment and risk management policies, its major financial risk exposures, and the steps management has taken to monitor and mitigate such exposures, as further described above under the caption “Board’s Oversight of Risk.” The Finance Committee is also responsible for reviewing the Company’s dividend policy and recommending to the Board the dividend on the Company’s common shares as well as for reviewing new business ventures and initiatives which may result in substantial expenditures, commitments and exposures. Following each meeting, the Finance Committee reports to the full Board. No member of the Finance Committee is employed by Northeast Utilities or its subsidiaries. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_finance.asp. The Finance Committee met five times during 2012.

Meetings of the Board and its Committees

In 2012, the Board of Trustees held 12 meetings, the independent Trustees held two meetings, and the Board, the independent Trustees and the committees of the Board held a total of 43 meetings, taking into account that prior to the Merger certain meetings were jointly held by various committees. The totals above reflect special meetings of the Board and various committees of the Board conducted during 2012 in connection with the Merger with NSTAR. In 2012, each Trustee attended at least 82% of the aggregate number of meetings of the Board of Trustees and meetings of all Committees of the Board held during the periods for which he or she served as a Trustee, except for Mr. Patricelli, who attended 71% of the meetings of the Board of Trustees and committees of which he was a member during the period from January 1, 2012 until his retirement on April 10, 2012, and Mr. Shivery, who attended 56% of the meetings of the Board of Trustees and the Executive Committee. Mr. Shivery did not attend two meetings of the Board of Trustees and all four meetings of the Executive Committee that were conducted during the time that he was recovering from an illness. Due to travel disruptions in the northeastern United States resulting from Hurricane Sandy, only Mr. Shivery attended the Annual Meeting of Shareholders held on October 31, 2012. Our Trustees are expected to attend our Annual Meetings of Shareholders.

SELECTION OF TRUSTEES

As set forth in its charter, it is the responsibility of the Corporate Governance Committee to identify individuals qualified to become a Trustee and to recommend to the Board a slate of Trustee candidates to be submitted to a vote of our shareholders at the Annual Meeting of Shareholders. The Committee has from time to time retained the services of a third party executive search firm to assist it in identifying and evaluating such individuals.

As provided in our Corporate Governance Guidelines, the Corporate Governance Committee seeks nominees with the following qualifications:

Trustees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Board should represent diverse experience at policy-making levels in business, government, education, community and charitable organizations as well as areas that are relevant to our business activities. The Corporate Governance Committee also seeks diversity in gender, ethnicity and personal background when considering trustee candidates.

Applying these criteria, the Corporate Governance Committee considers Trustee candidates suggested by its members as well as by management and shareholders. As part of the annual nomination process, the Corporate Governance Committee reviews the qualifications, experience, attributes and skills of each nominee for Trustee, including currently serving Trustees, under the Corporate Governance Guidelines and reports its findings to the Board. The Committee commenced its review of the Trustees in February 2013. The Committee determined that each Trustee possesses the highest personal and professional ethics, integrity and values, and each Trustee remains committed to representing the long-term interests of our shareholders. The Committee’s reviews also focused on each Trustee’s experience at policy-making levels in business, government, education, community and charitable organizations, and other areas relevant to our business activities, as described below. Based on these reviews, the Committee advised the Board on February 5, 2013, that each of the Trustees was qualified to serve on the Board under the Corporate Governance Guidelines.

Business, Management and Finance. The Board values significant business and management experience at the highest levels, including experience in heavily regulated industries. Many of our Trustees have served as chief executive officers and/or chief financial officers and have served on the board of directors of numerous companies. In addition, the vast majority of our ongoing capital program is expected to be funded through cash flows provided by operating activities as well as new debt issuances and, less frequently, equity issuances. As a result, the Board highly values policy-making level experience in, and understanding of, capital and financial markets, accounting and financial reporting, credit markets, and risk assessment.

Regulatory. Each of our utility subsidiaries is regulated in virtually all aspects of its business by various federal and state agencies, including the SEC, the Federal Energy Regulatory Commission, and various state and/or local regulatory authorities with jurisdiction over the industry and the service areas in which each subsidiary operates. Accordingly, the Board considers policy-making level experience in a heavily regulated industry to be important.

Education/Community and Charitable Organizations. The Board also supports and encourages educational opportunities, community involvement and development, and philanthropic goals and activities. The Northeast Utilities Foundation, Inc. was established in 1998 and the NSTAR Foundation in 1999 to focus on our community investments and to provide grants to our nonprofit community partners. Consistent with our business strategy and core values, the Foundations invest primarily in projects that address issues of economic and community development and the environment. Each Trustee has experience in one or more community or charitable organizations.

Other Areas Relevant to Our Business Activities. We operate New England’s largest energy delivery system in three different states. Because a majority of our Trustees also reside in our service territory, they not only have ties to local communities, but they understand our customers’ needs.

Diversity. In accordance with our Corporate Governance Guidelines, in addition to diverse business and other experience described above, the Corporate Governance Committee seeks diversity in gender, ethnicity and personal background when considering trustee candidates. Diverse thoughts and views emanating from different backgrounds, life experiences, career experiences and skills are critical to a well-functioning Board and essential to embracing opportunities and confronting challenges in the future. To ensure the success of our business strategy, the Board of Trustees strives to identify and pursue Trustee candidates with diverse skills, knowledge, background and experience that complement the skills, knowledge and experience of our current Trustees.

Shareholders wishing to suggest potential candidates for membership on the Board of Trustees may address such information, in writing, to our Assistant Secretary at the mailing address set forth on page 7 of this proxy statement. The communication must identify the writer as a shareholder of Northeast Utilities and provide sufficient detail for the Corporate Governance Committee to consider the individual’s qualifications.

TRUSTEE INDEPENDENCE

We have adopted Corporate Governance Guidelines incorporating independence standards that meet the listing standards of the NYSE. The Corporate Governance Guidelines are available on our website at www.nu.com/investors/corporate_gov/guidelines.asp. In addition, we have adopted an additional standard under which a charitable relationship will not be considered to be a material relationship that would impair a Trustee’s independence if a Trustee serves as an officer or director of a charitable organization, and our discretionary charitable contributions to the organization, in the aggregate, do not exceed the greater of: (a) $200,000; or (b) two percent of the organization’s total annual charitable receipts or latest publicly available operating budget. The Trustee Independence Guidelines are available on our website at www.nu.com/investors/corporate_gov/trustee_independence.asp.

The Corporate Governance Committee conducts an annual review of the independence of the members of the Board and reports its findings to the full Board. Applying the Corporate Governance Guidelines, the Committee, assisted by legal counsel and based on responses to questionnaires completed by the Trustees, reviewed and considered relationships and transactions between Northeast Utilities, its affiliates and subsidiaries, on the one hand, and each nominee for Trustee, entities affiliated with him or her, and/or any member of his or her immediate family, on the other hand. The Committee also reviewed Northeast Utilities’ charitable donations to organizations where the nominees for Trustee or their immediate family members serve as officers or directors. Similarly, the Committee examined relationships and transactions between each nominee for Trustee and (a) our senior management and (b) our independent registered public accountants. The Committee determined that none of these relationships was material to the nominees for Trustee or likely to impair the independence of any of the nominees for Trustee.

The Board of Trustees separately considered that the utility operating company subsidiaries of Northeast Utilities provide electric service or natural gas service to the residences of Trustees and/or companies at which some of the Trustees were directors or executive officers. These utility services are provided in the ordinary course of business, on an arm’s length basis and pursuant to rates determined by the applicable public utility commission and available to all similar customers of the utility. The Board determined that relationships that exist solely due to an individual or entity purchasing electric service or natural gas service from any of the utility operating company subsidiaries of Northeast Utilities in the ordinary course of business, on an arm’s length basis and pursuant to rates determined by the applicable public utility commission, were not material to the Trustees or likely to impair the independence of any of the Trustees.

On February 5, 2013, based on the recommendation of the Corporate Governance Committee following its review, the Board of Trustees affirmatively determined that each of the Trustees, with the exception of Mr. Shivery, who has been an employee of Northeast Utilities within the last three years and served as Chairman, President and Chief Executive Officer up until April 10, 2012, and Mr. May, our President and Chief Executive Officer, satisfied the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the current listing standards and rules of the NYSE and the SEC, and under our Corporate Governance Guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Trustees adopted a Related Party Transactions Policy on December 11, 2007. The Policy is administered by the Corporate Governance Committee. The Policy generally defines a “Related Party Transaction” as any transaction or series of transactions in which (i) Northeast Utilities or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Party” has a direct or indirect material interest. A “Related Party” is defined as any Trustee or nominee for Trustee, any executive officer, any shareholder owning more than 5% of our total outstanding shares, and any immediate family member of any such person. Management submits to the Corporate Governance Committee for consideration any proposed Related Party Transaction. The Corporate Governance Committee recommends to the Board of Trustees for approval only those transactions that are in our best interests. Related Party Transactions are considered in light of the requirements set forth in our Standards of Business Conduct, including the Conflicts of Interest Policy, and our Code of Ethics for Senior Financial Officers. If management causes us to enter into a Related Party Transaction prior to approval by the Committee, the transaction will be subject to ratification by the Board of Trustees. If the Board determines not to ratify the transaction, then management will make all reasonable efforts to cancel or annul such transaction.

THE CODE OF ETHICS AND THE STANDARDS OF BUSINESS CONDUCT

We have adopted a Code of Ethics for Senior Financial Officers (Chief Executive Officer, Chief Financial Officer and Controller) and a Standards of Business Conduct which is applicable to all of the Trustees, directors, officers, employees, contractors and agents of Northeast Utilities and its subsidiaries. The Code of Ethics is available on our website at www.nu.com/investors/corporate_gov/code_ethics.asp and our Standards of Business Conduct are available on our website at www.nu.com/investors/corporate_gov/NU_SBC_2007.pdf. You may obtain a printed copy of the Code of Ethics and the Standards of Business Conduct, without charge, by contacting our Assistant Secretary at the address set forth on page 7 of this proxy statement. Any amendments to or waivers under the Code of Ethics or the Standards of Business Conduct will be posted to our website at www.nu.com/investors/corporate_gov/default.asp.

COMMUNICATIONS FROM SHAREHOLDERS AND OTHER INTERESTED PARTIES

Interested parties, including shareholders, who desire to communicate directly with the Board of Trustees, the non-management Trustees as a group, or individual Trustees, including the Lead Trustee, Mr. Cloud, should send written communications in care of our Assistant Secretary at the mailing address set forth on page 7 of this proxy statement. The Assistant Secretary will review each communication and forward all communications that properly identify the sender to the intended recipient or recipients.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information as to persons who are known to us to beneficially own more than five percent of the common shares of Northeast Utilities. We do not have any other class of voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock Inc.	22,843,788	(1)	7.28	%(1)
40 East 52nd Street
New York, New York 10022

The Vanguard Group, Inc.	17,047,126	(2)	5.43	%(2)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

State Street Corporation	15,697,183	(3)	5.0	%(3)
State Street Financial Center
One Lincoln Street
Boston, Massachusetts 02111

(1)	Based solely on a Schedule 13G/A filed with the SEC on February 8, 2013, reporting that as of December 31, 2012, BlackRock, Inc. and certain subsidiaries beneficially owned, had the sole power to vote or direct the vote of, and the sole power to dispose of or direct the disposition of, all of these common shares.
(2)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2013, reporting that as of December 31, 2012, The Vanguard Group, Inc. had the sole power to vote or direct the vote of 631,795 common shares; the sole power to dispose of or to direct the disposition of 16,533,313 common shares; and the shared power to dispose or to direct the disposition of 513,813 common shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 433,491 common shares as investment manager of collective trust accounts and directs the voting of these shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 278,626 common shares as investment manager of Australian investment offerings and directs the voting of these shares.
(3)	Based solely on a Schedule 13G filed with the SEC on February 12, 2013, reporting that as of December 31, 2012, State Street Corporation and certain subsidiaries beneficially owned, had the shared power to vote or direct the vote of, and the shared power to dispose or to direct the disposition of, all of these common shares.

COMMON SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

The table below shows the number of our common shares beneficially owned as of March 5, 2013, by each of our Trustees and each 2012 Named Executive Officer as well as the number of common shares beneficially owned by all of our Trustees and executive officers as a group and each 2012 Named Executive Officer. The table also includes information about options, restricted share units and deferred shares credited to the accounts of our Trustees and executive officers under certain compensation and benefit plans. The address for the shareholders listed below is c/o Northeast Utilities, One Federal Street, Building 111-4, Springfield, Massachusetts 01105.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Class
Richard H. Booth	43,127		*
Gregory B. Butler	159,037	(3)(4)(5)	*
John S. Clarkeson	19,533		*
Cotton M. Cleveland	47,014		*
Sanford Cloud, Jr.	46,766		*
James. S. DiStasio	11,987		*
Francis A. Doyle	8,436		*
Charles K. Gifford	52,005		*
James J. Judge	306,210	(4)	*
Paul A. La Camera	39,521		*
Kenneth R. Leibler	22,776		*
Thomas J. May	2,321,129	(4)(6)	*
David R. McHale	193,540	(4)(5)(7)	*
James A. Muntz	66,942	(4)(5)	*
Leon J. Olivier	187,371	(4)(5)	*
Charles W. Shivery	636,676	(4)(8)	*
William C. Van Faasen	30,660		*
Frederica M. Williams	5,045		*
Dennis R. Wraase	16,144	(9)	*
All Trustees and Executive Officers as a group (22 persons)	4,530,923(10)		1.7%

*	Less than 1% of Northeast Utilities common shares outstanding.
(1)	The persons named in the table have sole voting and investment power with respect to all shares beneficially owned by each of them, except as noted below.
(2)	Includes deferred shares, restricted share units, and performance shares, as to which none of the individuals currently has voting or investment power. Although scheduled to be paid in common shares more than 60 days after March 5, 2013, these securities are payable upon termination in certain circumstances, as follows: Mr. Booth: 41,668 shares; Mr. Butler: 89,847 shares; Mr. Clarkeson: 2,545 shares; Ms. Cleveland: 38,586 shares; Mr. Cloud: 19,208 shares; Mr. DiStasio: 10,528 shares; Mr. Doyle: 2,545 shares; Mr. Gifford: 44,353 shares; Mr. Judge: 119,526; Mr. La Camera: 38,062 shares; Mr. Leibler: 2,545 shares; Mr. May: 204,587; Mr. McHale: 120,738 shares; Mr. Muntz: 35,376 shares; Mr. Olivier: 106,228 shares; Mr. Shivery: 366,356 shares; Mr. Van Faasen: 29,200 shares; Ms. Williams: 3,585 shares; and Mr. Wraase: 12,144 shares. Also includes common shares credited under the NSTAR Deferred Compensation Plan for Mr. Judge (74,534 shares) and Mr. May (826,182 shares). Messrs. May and Judge may instruct the Plan trustee to vote common shares held in a Rabbi trust in accordance with their allocable share of such deferrals, but have no dispositive power with respect to shares held in the Plan’s trust.
(3)	Includes 64,944 common shares owned jointly by Mr. Butler and his spouse with whom he shares voting and investment power.
(4)	Includes common shares held in the Company’s 401k Plans invested in employee stock ownership plan accounts over which the holder has sole voting and investment power (Mr. Butler: 3,781 shares;

Mr. Judge: 21,233 shares; Mr. May: 62,325 shares; Mr. McHale: 4,535 shares; Mr. Muntz: 153 shares; Mr. Olivier: 2,314 shares; and Mr. Shivery: 2,382 shares).
(5)	Includes common shares held as units in the Northeast Utilities Service Company 401k Plan invested in the NU Common Shares Fund over which the holder has sole voting and investment power (Mr. Butler: 465 shares; Mr. McHale: 2,039 shares; Mr. Muntz: 2,003 shares; and Mr. Olivier: 261 shares).
(6)	Includes 1,086,336 common shares issuable upon exercise of outstanding stock options exercisable within the 60-day period after March 5, 2013.
(7)	Includes 119 common shares held by Mr. McHale in the Northeast Utilities Service Company 401k Plan TRAESOP/PAYSOP account over which Mr. McHale has sole voting and investment power.
(8)	Includes 1,500 common shares owned jointly by Mr. Shivery and his spouse, with whom he shares voting and investment power.
(9)	Includes 4,000 common shares owned jointly by Mr. Wraase and his spouse, with whom he shares voting and investment power.
(10)	Includes 1,175,771 common shares issuable upon exercise of outstanding stock options exercisable within the 60-day period after March 5, 2013, and 2,364,641unissued common shares. See note 2. Also includes 965,030 deferred shares held in a rabbi trust that are voted by the trustee.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

On April 10, 2012, Northeast Utilities acquired all of the outstanding common shares of NSTAR and NSTAR became a direct wholly owned subsidiary of Northeast Utilities. Immediately after the Merger, the pre-merger shareholders of Northeast Utilities (the Company or NU) owned 56.3% of the Company’s common shares, and the pre-merger NSTAR shareholders owned 43.7% of the Company’s common shares.

This discussion describes our material compensation policies and practices generally. It also describes their application to the compensation awards and decisions made with respect to 2012 by both the pre-merger and post-merger compensation committees for our Named Executive Officers, as presented in the tables and narratives that follow. While the following discussion focuses primarily on the 2012 information that is presented in the accompanying tables and narratives, it also addresses decisions that were taken in other periods to the extent that these decisions are relevant to the full understanding of the compensation decisions for 2012.

Summary of 2012 Performance

In 2012, we completed one of the most significant mergers in the utility industry, creating one of the nation’s largest utilities, with four regulated electric and two regulated natural gas utilities serving 3.5 million customers in three states and a market capitalization of approximately $12.5 billion, the fifteenth largest in the utility industry. Leading up to the Merger, our executive team successfully built the foundation for the merged Company to deliver positive financial results and refine our operations to deliver excellent service for customers. As a result of the Merger, the Company has become more diverse and better positioned to provide value to our customers and our shareholders.

At the time of the announcement of the Merger, we identified the substantial financial, strategic and operational benefits we expected the Merger to provide. During 2012, the management of our newly combined company immediately came together as an efficient team to deliver those benefits. The following is a summary of some of the most important accomplishments:

Financial Highlights

•

Our 2012 earnings of $2.28 per share, excluding Merger and related settlement costs, exceeded our stretch earnings per share target of $2.27, despite the difficult environment resulting from the sluggish economy, mild winter weather and the effect of increases in pension and healthcare costs.

•

In completing the Merger, we negotiated multi-year rate settlements in Connecticut and Massachusetts that position the Company to maintain its strong financial condition and achieve positive financial performance for our shareholders.

•

Reflecting the benefits of the Merger, during 2012 we achieved a total shareholder return of 12.1%, substantially outperforming the Edison Electric Institute (EEI) Index return of 2.1% and other major utility companies that have completed a significant Merger in the past 18-24 months.

•

Our cumulative total shareholder returns of 67.7%, 48.9%, 260.9% and 399.1% over the past three-, five-, 10- and 15-year periods outperformed the industry and the market over those same periods. We also ranked in the top performing quartile of the EEI Index for each of the listed time periods.

Operational and Merger Effectiveness Highlights

•

We implemented our “One Company” shared services operating model that allowed us to lower operating costs while improving customer service and enhancing our emergency preparedness by effectively deploying the resources of the merged company.

•

We developed an enhanced $3.9 billion five-year transmission capital plan to better improve the efficiency of New England’s congested energy markets, improve reliability and increase revenues over the long-term compared to what either pre-merger company could have achieved on its own.

•

We met or exceeded our Massachusetts-mandated electric and gas service targets, as measured by the Service Quality Index; and our electric and gas systems improved their Months Between Interruptions, On-Time Gas System Response, System Average Interruption Duration, Customer Average Interruption Duration, Calls Answered Rate and Meters Read On Time metrics.

Achievement of the 2012 performance goals and the Compensation Committee’s assessment of company and executive performance are fully described in the section of this report entitled “2012 Annual Incentive Program.” Specific decisions regarding executive compensation based upon the Committee’s assessment of Company and executive performance and the market data described in this Compensation Discussion and Analysis are set forth below.

NAMED EXECUTIVE OFFICERS

The executive officers listed in the Summary Compensation Table, whose compensation is discussed in this Compensation Discussion and Analysis, are referred to as the “Named Executive Officers” or “NEOs.” For 2012, the Named Executive Officers are:

•	Charles W. Shivery, Chairman, President and Chief Executive Officer until April 10, 2012; Chairman of the Board from April 10, 2012 to present

•	Thomas J. May, President and Chief Executive Officer from April 10, 2012 to present

•	David R. McHale, Executive Vice President and Chief Financial Officer until April 10, 2012; Executive Vice President and Chief Administrative Officer from April 10, 2012 to present

•	James J. Judge, Executive Vice President and Chief Financial Officer from April 10, 2012 to present

•	Leon J. Olivier, Executive Vice President and Chief Operating Officer

•	Gregory B. Butler, Senior Vice President, Secretary and General Counsel

•	James A. Muntz, Senior Vice President-Transmission

SEC rules require all individuals who served as principal executive officer and principal financial officer during 2012 to be included as Named Executive Officers. Therefore, each of the individuals named above is considered to be a Named Executive Officer for this Compensation Discussion and Analysis. For the executive officers who came from NSTAR, Messrs. May and Judge, the disclosure pertains to compensation earned by such executive officers subsequent to the Merger. While Mr. Muntz is considered to be a Named Executive Officer, his post-merger compensation is not subject to approval by the Committee, as he is not a senior executive officer as defined by the post-merger Committee’s charter.

OVERVIEW OF OUR COMPENSATION PROGRAM

The Role of the Compensation Committee. The Board of Trustees has delegated to the Compensation Committee (Committee) overall responsibility for establishing the compensation program for all executive officers, including the Named Executive Officers. In this role, the Committee sets compensation policy and compensation levels, reviews and approves performance goals and evaluates executive performance. Although this discussion and analysis refers principally to compensation for the Named Executive Officers, the same compensation principles and practices generally apply to all executive officers. The compensation of the Chief Executive Officer is subject to the further review and approval of the independent Board members.

Elements of Compensation. Total direct compensation is delivered primarily through a combination of three elements: base salary, annual cash incentive awards and long term equity-based incentive awards.

Compensation is also provided through certain retirement, perquisite, severance, and health and welfare benefit programs.

Our Compensation Objectives. The objectives of our compensation program are to attract and retain superior executive talent, to motivate our executives to achieve short-term and long-term performance goals set each year, and to provide base salary, performance-based annual incentive compensation and long-term incentive compensation opportunities that are competitive with the market. With respect to incentive compensation, the Committee believes it is important to balance short-term goals, such as generating earnings, with longer-term goals, such as long-term value creation, maintaining a strong balance sheet, system reliability and great customer service. Our compensation program utilizes performance-based compensation programs to reward individual and corporate performance and to link the interests of executives with the Company’s customers and shareholders. The Committee continually increases expectations to incentivize our executives and employees to achieve continuous improvement in discharging our responsibility to our customers to provide energy services reliably, safely, with respect for the environment and our employees, and at a reasonable cost, while providing an above-average return to our shareholders.

Setting Compensation Levels. In order to ensure that the Company achieves its goal of providing market-based compensation levels to attract and retain top quality management, the Committee provides our executive officers with target compensation opportunities over time approximately equal to median compensation levels for executive officers of companies comparable to us. To achieve that goal, the Committee and its compensation consultant work together to determine the market values of executive officer compensation elements (base salaries, annual incentives and long-term incentives) as well as total compensation, using compensation data obtained from other companies. The Committee reviews compensation data obtained from utility and general industry surveys and a group of peer utility companies. The Committee then reviews the compensation elements for each executive officer with respect to the median of these market value benchmarks and considers individual performance, experience and internal pay equity to determine total compensation.

Role of the Compensation Consultant. The post-merger Committee has retained Pay Governance LLC (Pay Governance) as its independent compensation consultant. Prior to the Merger, the Committee had retained Semler Brossy Consulting Group LLC as its independent compensation consultant. Pay Governance reports directly to the Committee and does not provide any other services to the Company. Pay Governance works cooperatively with the Company’s management to develop analyses and proposals for presentation to the Committee. The Committee generally relies on Pay Governance for peer group market data and information as to market practices and trends to assess the competitiveness of the compensation we pay to our senior executive officers and to review the Committee’s proposed compensation decisions. The Committee has assessed the independence of Pay Governance pursuant to SEC and NYSE rules and concluded that it is independent and that no conflict of interest exists that would prevent Pay Governance from independently advising the Committee.

Role of Management. Management’s role and specifically the role of the Chief Executive Officer and the Senior Vice President of Human Resources is to provide current compensation information to the compensation consultant and to provide analysis and recommendations on executive officer compensation to the Committee based on the market value of the position, individual performance, experience and internal pay equity. Neither of these executives makes recommendations that affect their own compensation.

Set forth below is a description of the sources of the compensation data used by the Committee when reviewing pre-merger 2012 compensation:

•

Utility and general industry survey data. The pre-merger Committee reviewed compensation information obtained from surveys of diverse groups of utility and general industry companies that represent our market for executive officer talent. The Committee used this information, which it obtained from Semler Brossy Consulting Group LLC, to determine base salaries and incentive opportunities. Then the Committee reviewed the utility-specific executive officer positions as compared to utility-specific market values.

•

Peer group data. The pre-merger Committee also evaluated compensation data obtained from reviews of proxy statements from a group of peer utility companies. In support of pre-merger executive pay decisions during 2012, the peer group consisted of utilities with annual revenues that ranged from $2.3 billion to $10.6 billion, with median annual revenues of $4.6 billion. The Committee considered data only for those executive officer positions where there was a title match, which in 2012 included the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel positions. For 2012, the pre-merger peer group consisted of the following 18 companies:

Alliant Energy Corporation	Integrys Energy Group Inc.	Pinnacle West Capital Corporation
Ameren Corporation	NiSource Inc.	Progress Energy, Inc.
CenterPoint Energy, Inc.	NSTAR	SCANA Corporation
CMS Energy Corporation	NV Energy, Inc.	TECO Energy, Inc.
DTE Energy Company	OGE Energy Corp.	Wisconsin Energy Corporation
Great Plains Energy Incorporated	Pepco Holdings, Inc.	Xcel Energy Inc.

The Committee periodically adjusts the target percentages of annual and long-term incentives based on the survey data and the recommendations of the compensation consultant to ensure that they are approximately equal to competitive median levels. In February 2012, the Committee also used this peer group for performance comparisons under the 2012 — 2014 Long-Term Incentive Program.

The Committee also determines perquisites to the extent they serve business purposes and sets supplemental benefits at levels that provide market-based compensation opportunities to the executive officers. The Committee periodically reviews the general market for supplemental benefits and perquisites using utility and general industry survey data, sometimes including data obtained from companies in the peer group.

Mix of Compensation Elements. The target mix of compensation for our Chief Executive Officer and the other Named Executive Officers is approximately equal to the competitive median market mix. More senior positions involve increased responsibility for implementing our long-term business plans and strategies, and a greater proportion of total compensation is based on performance with a long-term focus.

The Committee determines the compensation for each senior executive officer based on the relative authority, duties and responsibilities of each officer. Our Chief Executive Officer’s responsibilities for the strategic direction and daily operations and management of the Company are greater than the duties and responsibilities of our other executive officers. As a result, our Chief Executive Officer’s compensation is higher than the compensation of our other executive officers. Assisted by the compensation consultant, the Committee regularly reviews market compensation data for executive officer positions similar to those held by our executive officers, including our Chief Executive Officer, and this market data continues to indicate that chief executive officers are typically paid significantly more than other executive officers. For 2012, prior to the Merger closing, target annual incentive and long-term incentive compensation opportunities for our Chief Executive Officer were 100% and 300% of base salary respectively. For the remaining Named Executive Officers, pre-merger target annual incentive compensation opportunities ranged from 50% to 65% of base salary and target long-term incentive compensation opportunities ranged from 100% to 150% of base salary.

The following table sets forth the contribution to 2012 pre-merger Total Direct Compensation (TDC) of each element of compensation, at target, reflected as a percentage of TDC, for the Named Executive Officers. The amounts shown in this table are at target and therefore will not match the amounts appearing in the Summary Compensation Table.

	Percentage of TDC at Target
			Long-Term Incentives
Named Executive Officer	Base Salary	Annual Incentive (1)	Performance Units (1)	RSUs (2)	TDC
Charles W. Shivery	20	20	45	15	100
Thomas J. May (3)	—	—	—	—	—
David R. McHale	32	20	36	12	100
James J. Judge (3)	—	—	—	—	—
Leon J. Olivier	32	20	36	12	100
Gregory B. Butler	32	20	36	12	100
James A. Muntz	40	20	30	10	100
NEO average, excluding CEO	34	20	34.5	11.5	100

(1)	The annual incentive compensation element and performance units under the long-term incentive compensation element are performance-based.
(2)	Restricted Share Units (RSUs) vest over three years contingent upon continued employment.
(3)	Messrs. May and Judge were not executive officers of the Company when targets were set in January 2012.

Analysis of Risk. The Committee periodically assesses the potential risks that may be caused by our compensation programs and mitigates risks by rigorously analyzing the setting of goals and the minimum performance thresholds and ceilings of our incentive programs, continuously monitoring performance and enterprise risk, and retaining discretion with respect to actual payouts. The Committee has the ability to reduce compensation amounts, set caps on incentive compensation and provides meaningful base compensation, all of which serve to reduce compensation risk. In addition, our executives must comply with share ownership guidelines that more closely link their interests to those of shareholders, are subject to clawback of incentive compensation under certain circumstances, and are provided limited perquisites.

Results of Our Say on 2011 Pay Proposal. The Company provides its shareholders with the required opportunity to cast an annual advisory vote on executive compensation (a “Say-on-Pay” proposal). At the Company’s Annual Meeting of Shareholders held in October 2012, 95.77% percent of the votes cast on the Say-on-Pay proposal were voted to approve the compensation of the Named Executive Officers, as described in our 2012 proxy statement. The Committee will continue to consider the outcome of the Company’s Say-on-Pay votes when making future compensation decisions for the Named Executive Officers.

ELEMENTS OF 2012 COMPENSATION

BASE SALARY

Base salary is designed to attract and retain key executives by providing an element of total compensation competitive with that of other executives employed by companies of similar size and complexity in the utility and general industries. In establishing base salary, the Compensation Committee relies on compensation data obtained from third-party surveys of companies and from an industry peer group to ensure that the compensation opportunities we offer are capable of attracting and retaining executives with the experience and talent required to achieve our strategic objectives.

When setting or adjusting base salaries, the Committee considers annual individual performance appraisals; market pay movement across industries (determined through market analysis); targeted market pay positioning for each executive officer; individual experience and years of service; strategic importance of a position; and internal equity.

Individuals who are performing well in strategic positions are likely to have their base salaries increased more significantly than other individuals. From time-to-time, economic conditions and corporate performance have caused salary increases to be postponed. The Committee prefers to reflect subpar corporate performance through the variable pay components.

In February 2012, the pre-merger Committee adjusted the base salaries of the Named Executive Officers (except for Mr. Shivery) by 3% to 3.5%.

INCENTIVE COMPENSATION

The annual incentive program and the long-term incentive program are provided under the Northeast Utilities Incentive Plan, which was approved by our shareholders at the 2007 Annual Meeting of Shareholders and, with respect to the material terms of performance goals, was re-approved by our shareholders at the 2012 Annual Meeting of Shareholders. The annual incentive program provides cash compensation intended to reward performance under our annual operating plans. The long-term incentive program is designed to reward demonstrated performance and leadership, motivate future performance, align the interests of the executive officers with those of our shareholders and retain the executive officers during the term of grants. The annual and long-term programs are designed to strike a balance between the short and long-term objectives so that the programs work in tandem.

2012 ANNUAL INCENTIVE PROGRAM

Target award levels under the Annual Incentive Program are expressed as a percentage of each Named Executive Officer’s base salary. For each of the Named Executive Officers, target award levels throughout 2012 ranged from 50% to 100% of base salary. Based on the Committee’s assessment, in its discretion, of the financial and operational performance of the Company, as well as its assessment of each Named Executive Officer’s individual performance, awards under the Program may be made within a range of 0% to 200% of target. The annual target award level set by the pre-merger Committee for Mr. Shivery and, following the completion of the Merger by the post-merger Committee for Mr. May, was set at 100% of base pay for 2012. The maximum possible award is 200% of base salary.

In early 2012, when completion of the Merger was still uncertain, the committees responsible for compensation at each of the Company and NSTAR established goals under their respective annual incentive programs. The principal financial goal set by the NSTAR Executive Personnel Committee was based on NSTAR earnings per share, which had been NSTAR’s long-standing principal financial metric. The pre-merger NU Committee set a 2012 financial goal expressed in both Adjusted Net Income and Earnings Per Share. In view of the fact that the Merger was completed in early April 2012, the Committee determined later in 2012 that it would need to exercise more discretion at the end of the year to determine the level of achievement for the purpose of 2012 annual incentive awards for our Named Executive Officers. The Committee determined to be guided in its discretion by the earnings per share goal and the level of operational and merger effectiveness performance achieved by the post-merger combined management team. While retaining discretion with respect to these measures, the Committee emphasized the need for the management team to also focus on meeting or exceeding the rigorous regulatory metrics established for the Company, as well as the 2012 goals established by the NSTAR and NU compensation committees prior to the Merger.

Later in 2012, the Committee met with Pay Governance, which provided the Committee with a competitive assessment analysis of the Company’s executive compensation levels. Included in the analysis was a recommended change to the utility peer group that is used for the purposes of assisting the Committee in establishing and maintaining market-based compensation levels. The change was made to better assess market competitiveness due to the larger size of the post-merger Company. The Committee adopted this recommendation. The post-merger peer group consists of the 20 companies listed below, which have revenues of

$3.3 billion to $14.9 billion, with median annual revenues of $8.6 billion, more in line with the revenues of the post-merger Company:

Alliant Energy Corporation	Edison International	Public Service Enterprise Group, Inc.
Ameren Corporation	Entergy Corporation	SCANA Corporation
CenterPoint Energy, Inc.	Integrys Energy Group, Inc.	Sempra Energy
Consolidated Edison Inc.	OGE Energy Corp.	TECO Energy, Inc.
CMS Energy Corp.	Pepco Holdings, Inc.	Wisconsin Energy Corp.
Dominion Resources, Inc.	PG&E Corp.	Xcel Energy Inc.
DTE Energy Company	PPL Corporation

In late 2012 and early 2013, prior to the actions taken by the Committee at its February 4, 2013 meeting, the Committee met three times to discuss post-merger compensation programs generally and to assess the performance of the Company and the management team. As part of the compensation assessment, the Committee determined at its January 2013 meeting that it was appropriate to set the elements of target base and incentive compensation, including 2012 annual incentive payments, based on the median of the post-merger utility peer group. With respect to annual incentive targets, adjustments were made to the targets of some of the senior executive officers, but not Mr. May, whose target remained at 100% of base salary. The minimum annual incentive target for senior executive officers is now 45% of base salary. The Committee also discussed performance weighting, and after consultation with Pay Governance, the Committee determined at its January 2013 meeting that in assessing 2012 performance for all executives officers, it would base 50% of the annual incentive award on its assessment of the combined Company’s financial performance and 50% on its operational/merger effectiveness performance.

With respect to 2012 performance, management prepared a comprehensive review of the Company’s performance for the year. Based on that analysis, the Chief Executive Officer recommended to the Committee payout levels for the senior executive officers based on the Company’s overall financial and operational/merger effectiveness performance, along with his assessment of each executive officer’s individual performance. Other than with respect to the earnings per share goal, in exercising its discretion to determine award levels for financial and operational/merger effectiveness performance results, the Committee did not use pre-determined or quantifiable formulas based on the degree of achievement of performance metrics. The Committee used its discretion to consider a substantial number of financial and operational results, including its assessment of the difficulty of achieving those results. The Committee determined, based on its assessment of the various financial and operational/merger effectiveness performance results discussed below, to set the level of achievement of combined financial and operational/merger effectiveness performance results at 180% of target, reflecting the overall superior performance of the Company and the executive team.

Financial Performance Factors Considered by the Committee

The Committee determined in its discretion that the financial performance of the Company was outstanding and that the award for 2012 financial performance (weighted 50%) would be 200% of target. The Committee considered the following financial results:

•

The completion of the transformational Merger transaction, which reduces regulatory risks and provides both the potential for above-average growth and the foundation for improved customer service levels.

•

The price/earnings multiple applicable to the Company’s common shares at year-end increased from slightly below the industry average at the time of the Merger announcement to significantly above the average price/earnings multiple. This premium price/earnings multiple resulted in the creation of approximately $1.3 billion in incremental shareholder value.

•

The Company achieved earnings per share of $2.28 in 2012, excluding Merger and related settlement costs, exceeding the stretch target and despite the difficult environment noted above, through continuous performance improvement and cost reductions, while at the same time improving customer service performance.

•

Reflecting the benefits of the Merger, during 2012 we had top-tier total shareholder return of 12.1%, substantially outperforming the EEI Index return of 2.1%, and outperforming other major utility companies that have completed a significant merger in the past 18-24 months.

•	We implemented effective refinancing programs resulting in significant annualized interest cost savings of approximately $30 million.

•

The Company’s credit rating at Standard & Poor’s improved to “A-,” among the highest in the utility industry, as a result of the Company’s more diverse operations, stronger financial condition and improved cash flows, providing the foundation for favorable financing opportunities in the future. The industry average credit rating at Standard & Poor’s is “BBB.”

•	We achieved operations and maintenance cost reductions through successful integration activities, resulting in significant cost savings.

•	We executed a robust $1.5 billion capital program targeted to improve system reliability while maintaining the Company’s financial integrity.

•

Cumulative total shareholder returns were 67.7%, 48.9%, 260.9% and 399.1% over the past three-, five-, 10- and 15-year periods, significantly outperforming the industry and the market over those same periods. We also ranked in the top performing quartile of the EEI Index for each of the periods noted.

Operational and Merger Effectiveness Performance Factors Considered by the Committee

The Committee determined in its discretion that the operational and merger effectiveness performance of the Company was excellent, and set the award for 2012 operational performance (weighted 50%) at 160% of target. In doing so, the Committee considered the following results:

•

We implemented a “One Company” shared services operating model that allowed us to lower operating costs while improving customer service and enhanced our emergency preparedness by effectively deploying the resources of the merged company. We demonstrated the benefits of our One Company approach during restoration efforts from Superstorm Sandy when we quickly deployed crews from Massachusetts and New Hampshire upon completion of restoration activities to the hard-hit Connecticut area.

•

We developed an enhanced $3.9 billion five-year transmission capital plan to better improve the efficiency of New England’s congested energy markets, improve reliability and increase revenues over the long-term compared to what either pre-merger company could have achieved on its own.

•

We met or exceeded our Massachusetts-mandated electric and gas service targets, as measured by the Service Quality Index and our electric and gas systems improved their Months Between Interruptions, On-Time Gas System Response, System Average Interruption Duration Index, Customer Average Interruption Duration, Calls Answered Rate and Meters Read On Time metrics. Our internal metric results were as follows:

•	Average months between service interruptions equaled 13.4 months, exceeding the target of 12.4 months

•	On-time response to gas customer emergency calls was 99.5%, exceeding the target of 99%

•	Electric service outage restoration time of 104.1 minutes was significantly better than the target of 111.6 minutes

•	99.2% of meters were read on time, exceeding the 99% target, and

•	88.2% of customer calls were answered within 30 seconds, exceeding the 85.6% target

•	Our natural gas distribution subsidiaries ranked numbers 1 and 2 as compared to their peer utilities in the J.D. Power and Associates Gas Customer Satisfaction survey.

•	We achieved a number of successful legal and regulatory outcomes, and our energy efficiency programs performed very effectively, meeting aggressive internal and state-wide savings targets.

•

We significantly improved our safety performance in Days Away Restricted Duty (DART) and Preventable Motor Vehicle Accidents (PMVA) compared to our target and prior year performance. DART for 2012 was 1.85 accidents per 100 employees, compared to target of 2.07, while PMVAs for 2012 equaled 2.92 per million miles traveled compared to the target of 4.11. All performance comparisons showed a double-digit rate of improvement.

Individual Performance Factors Considered by the Committee

Following the completion of the Merger, the goal of the Committee for 2012 was to incentivize the newly combined Company’s executives to come together as a highly effective, integrated team to achieve or exceed the adjusted earnings per share target and other financial, operational and merger effectiveness objectives. While emphasizing the importance of the executives to work as a team, the Committee made annual incentive award payments based also on the assessment of each executive’s individual performance. The Committee assessed the team performance of our Chief Executive Officer and the Named Executive Officers to determine the individual incentive awards as disclosed in the Summary Compensation Table. Based on the Committee’s review of the Company’s overall performance, considered by the Committee to have been outstanding for the several reasons set forth above, the Committee approved annual incentive program payouts for the Named Executive Officers at levels that ranged from 173% to 185% of target. These awards reflected the individual and team contributions of Mr. Shivery, Mr. May, Mr. McHale, Mr. Judge, Mr. Olivier, Mr. Butler and Mr. Muntz in the overall performance of the Company.

In arriving at Mr. May’s annual incentive payment of $2,100,000, which was 185% of target and reflective of his and the Company’s outstanding performance, the Committee and the Board considered the totality of the Company’s excellent financial and operating/merger effectiveness performance and Mr. May’s strategic leadership in enabling the Company to achieve its excellent performance, along with the success of the Merger closing, Mr. May’s leadership in bringing the new executive team together, and his work with key stakeholders.

PRE-MERGER LONG-TERM INCENTIVE PROGRAMS

General

Under the Long-Term Incentive Programs enacted prior to the Merger, the Committee recommended a long-term incentive target grant value for the Chief Executive Officer as a percentage of base salary on the date of grant. This recommendation was presented to the Board of Trustees for approval. The Committee also approved long-term incentive target grant values for each of the other NEOs as a percentage of base salary on the date of grant. For the 2012 — 2014 Long-Term Incentive Program, adopted prior to the completion of the Merger, each grant, at target, consisted of 75% performance shares and 25% RSUs.

For the 2012 — 2014 program, the pre-merger Committee recommended to the Board of Trustees a long-term incentive compensation target for our Chief Executive Officer at 300% of base salary, which the Board approved. The Committee established long-term incentive compensation targets at 100% to 150% of base salary for the remaining NEOs.

Up to and including 2012, of the Named Executive Officers, only Messrs. Shivery, McHale, Olivier, Butler and Muntz participated in the Northeast Utilities Long-Term Incentive Programs. Messrs. May and Judge did not participate in these programs.

Restricted Share Units (RSUs)

General

Each RSU granted under the long-term incentive program entitles the holder to receive one Northeast Utilities common share at the time of vesting. All RSUs granted under the long-term incentive program provided for vesting in equal annual installments over three years. RSU holders are eligible to receive reinvested dividend units on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Reinvested dividend units are accounted for as additional RSUs that accrue and are distributed with the common shares issued upon vesting and distribution of the underlying RSUs. Common shares, including any additional common shares in respect of reinvested dividend units, are not issued for any RSUs that do not vest.

The Committee determined RSU grants for each officer participating in the long-term incentive program. RSU grants are based on a percentage of base salary and measured in dollars. The percentage used for each officer is based on the executive officer’s position in the Company and ranges from 5% to 75% of salary. The Committee reserves the right to increase or decrease the RSU grant from target for each officer under special circumstances. Based on input from our Chief Executive Officer, the Committee determined the final RSU grants for each of the other executive officers, including the other NEOs.

All RSUs are granted on the date of the Committee meeting at which they are approved. RSU grants are subsequently converted from dollars into common share equivalents by dividing the value of each grant by the average closing price for our common shares over a ten-day average price period prior to the date of the grant.

RSU Grants under the 2012 — 2014 Program

Under the pre-merger 2012 — 2014 program, the target RSU grant totaled approximately $2,567,632 for the 33 officers participating in the long-term incentive program. The Committee did not adjust any officer’s RSU grant from target for the 2012 — 2014 program. Accordingly, the final total RSU grant for officers, including the Chief Executive Officer, was unchanged from target. Using the ten-day average trading price and dividing the final total RSU grant by $34.52 resulted in an aggregate of 74,381 RSUs. The following RSU grants at 100% of target were approved, reflected in RSUs: Mr. Shivery: 23,247; Mr. McHale: 6,051; Mr. Olivier: 6,369; Mr. Butler: 4,722; and Mr. Muntz: 3,073. Upon his retirement, a portion of Mr. Shivery’s RSUs under this program vested pro rata based on 2012 employee service (and the remaining RSUs were forfeited).

Performance Units

General

Performance units are a performance-based component of our long-term incentive program. A new three-year program commences every year. To further strengthen the alignment of the performance elements with shareholders interests, the performance-based component of our long-term incentive programs evolved from 100% performance cash in the 2008 — 2010 program to 100% performance shares beginning with the 2011 — 2013 program.

The pre-merger Committee approved the 2012 – 2014 program in early 2012. Performance share grants are converted from dollars into common share equivalents by dividing the value of each grant by the prior ten-day average closing price for our common shares. During the three-year performance program period, the dividends that would have been paid with respect to the performance shares to holders of performance share grants are accounted for as additional common shares that accrue and are distributed with the common shares, if any, at the end of the program.

Awards under the programs noted above are earned to the extent to which we achieve goals in the four metrics described below during the three years of the program, except as reduced at the discretion of the Committee. The Committee determines the actual awards, if any, only after the end of the final year in the respective program. The four metrics used under the 2010 — 2012, 2011 — 2013 and 2012 — 2014 programs were:

•	Cumulative Adjusted Net Income (20%)

•	Average adjusted return on equity (“ROE”) (20%)

•	Average credit rating of Northeast Utilities (excluding the regulated utilities) (20%)

•	Relative total shareholder return of Northeast Utilities as compared to the return of the utility companies listed in the performance peer group (40%)

Before any amount is payable with respect to a metric, we must achieve a minimum level of performance under that metric, so that in the event we do not achieve a minimum level of performance, no payment is made for that metric. If we achieve the minimum level of performance for any goal, then the resulting payout will equal 50% of the target for that goal. If we achieve the maximum level of performance for any goal, then the resulting payout will equal 150% of target for that goal.

Set forth below are descriptions of each of the three long-term performance programs that were in effect during 2012.

2010 — 2012 Performance Units

The Committee approved the 2010 — 2012 performance unit grants in early 2010, consisting of one-half performance cash and one-half performance shares. Immediately prior to the completion of the Merger with NSTAR, the achievement of goals applicable to performance shares in the 2010 — 2012 program was measured up to the closing of the Merger. The Committee determined that we achieved goals under each of the four metrics during the 2010 — 2012 program on a pro-rata basis through April 10, 2012 and, accordingly, that awards under the program were payable at an overall level of 134% of target. Payment was made following the end of 2012 (the end of the original performance period) conditioned upon continued employment through such date. Performance shares outstanding immediately before the closing of the Merger attributable to the period from April 10, 2012 to December 31, 2012 were forfeited. The pre-merger Committee granted to each executive officer whose performance shares were forfeited an award of RSUs with a value equal to the value of such forfeited performance units at target.

The table set forth below describes the goals under the 2010 — 2012 program and our actual results during that period:

2010 — 2012 Program Goals

Goal	Minimum	Target	Maximum	Actual Results
Cumulative Adjusted Net Income ($ in millions)	$1,051.6	$1,168.4	$1,285.2	$907.6
Average Adjusted ROE	9.0%	9.9%	10.7%	10.2%
Average Credit Rating Points	1.2	1.7	2.2	1.8
Relative Total Shareholder Return (percentile)	40th	60th	80th	84th

As a result of our financial performance during the shortened performance period, the Committee approved the following performance cash awards: Mr. Shivery: $1,182,674; Mr. McHale: $299,939; Mr. Olivier: $314,236; Mr. Butler: $232,534; and Mr. Muntz $152,343. In addition, the Committee approved the following performance share awards: Mr. Shivery: 50,863 shares; Mr. McHale: 12,900 shares; Mr. Olivier: 13,514 shares; Mr. Butler: 10,000 shares; and Mr. Muntz: 6,553 shares. In respect of performance units that were forfeited, the Committee approved the following RSU grants: Mr. Shivery: 19,405 RSUs; Mr. McHale: 4,922 RSUs; Mr. Olivier: 5,156 RSUs; Mr. Butler: 3,815 RSUs; and Mr. Muntz: 2,500 RSUs. These awards were determined pursuant to formulas set forth in the 2010 — 2012 Long-Term Incentive Program and were not subject to the discretion of the Committee. Based upon applicable vesting schedules and due to his retirement, Mr. Shivery’s RSUs in respect of forfeited performance units fully vested.

2011 — 2013 Performance Shares

Under the 2011 — 2013 program, each performance grant consisted solely of a performance share grant. As previously approved by the Committee, on April 10, 2012, upon completion of the Merger with NSTAR, all performance shares outstanding under the 2011 — 2013 program were converted to RSUs assuming a target level of performance. These RSUs were made subject to the vesting schedule that applies to the RSU component already granted as part of the 2011 — 2013 program: Mr. Shivery: 76,530 RSUs; Mr. McHale: 19,338 RSUs; Mr. Olivier: 20,357 RSUs; Mr. Butler: 15,020 RSUs; and Mr. Muntz: 9,823 RSUs. Based upon applicable vesting schedules and due to his retirement, Mr. Shivery’s RSUs under this program fully vested.

2012 — 2014 Performance Shares

Under the 2012 — 2014 program, each performance grant also consisted solely of a performance share grant. As previously approved by the Committee, on April 10, 2012, upon completion of the Merger with NSTAR, all performance shares outstanding under the 2012 — 2014 program were converted to RSUs assuming a target level of performance. These RSUs were made subject to the vesting schedule that applies to the RSU component already granted as part of the 2012 — 2014 program: Mr. Shivery: 70,294 RSUs; Mr. McHale: 18,296 RSUs; Mr. Olivier: 19,259 RSUs; Mr. Butler: 14,279 RSUs; and Mr. Muntz: 9,293 RSUs. Upon his retirement, a portion of Mr. Shivery’s RSUs under this program vested pro rata based on 2012 employee service (and the remaining RSUs were forfeited).

CLAWBACKS

If our earnings were to be restated as a result of noncompliance with accounting rules caused by fraud or misconduct, the Sarbanes-Oxley Act of 2002 would require our Chief Executive Officer and our Chief Financial Officer to reimburse us for certain incentive compensation received by each of them. To the extent that reimbursement were not required under Sarbanes-Oxley, our Incentive Plan would require any employee whose misconduct or fraud caused such restatement, as determined by the Board of Trustees, to reimburse us for any incentive compensation received by him or her. To date, there have been no restatements to which either the Sarbanes-Oxley claw back provisions or the Incentive Plan claw back provisions would apply.

NO HEDGING AND NO PLEDGING POLICY

We have adopted a policy prohibiting all hedging transactions or short sales involving Company securities by our employees, including our executive officers. The policy also prohibits executive officers from holding any Company securities in a margin account and from pledging their Company securities as collateral for a loan. In addition, beginning in 2013, all equity compensation paid to our Trustees is automatically deferred and not distributed until retirement.

OTHER

Retirement Benefits

Retirement Benefits for certain legacy Northeast Utilities employees, including Messrs. Shivery, McHale, Olivier, Butler and Muntz. We provide a qualified defined benefit pension plan for certain legacy Northeast Utilities employees, including Mr. Shivery, who retired in 2012, and Messrs. McHale, Olivier, Butler and Muntz, which is a final average pay plan subject to tax code limits. Because of such limits, we also maintain a supplemental non-qualified pension plan for certain legacy Northeast Utilities executives, including Messrs. Shivery, who retired in 2012, McHale, Butler and Muntz (Northeast Utilities Supplemental Plan). Benefits under this Plan are based on base pay over tax code limits, deferred base salary and certain annual and long-term incentives, which is consistent with the goal of providing a benefit that replaces a percentage of pre-retirement income. This plan provides a make-whole benefit that compensates for benefits lost due to tax code limits, plus a target benefit that varies based on officer service. The target benefit ensures that upon reaching 25 years of service, total retirement benefits will equal a target percentage of final average compensation. The target benefit is available to those reaching age 60 with five years of Company employment. Mr. Butler is (and Mr. Shivery was, upon retirement) eligible for a 60% percent target benefit. Mr. McHale (whose officer service began later) is eligible for a 50% target benefit.

Mr. Olivier’s employment agreement provides retirement benefits similar to those of a previous employer instead of the Supplemental Plan benefits described above. Under this agreement, he will receive a pension based on a prescribed formula if he meets certain eligibility requirements. Mr. Shivery’s employment agreement provided for a special retirement benefit determined using the Supplemental Plan target benefit formula plus three years of service. Messrs. McHale, Olivier and Butler are also eligible to receive certain taxable health and welfare benefits in certain circumstances. Mr. Muntz’s employment agreement includes, depending on his age at termination of employment, a special annual retirement benefit calculated using certain service credits and offset amounts.

Retirement Benefits for certain legacy NSTAR employees, including Messrs. May and Judge. We offer certain legacy NSTAR employees, including Messrs. May and Judge, the opportunity to participate in the NSTAR qualified defined benefit pension plan. This is a final average pay plan subject to tax code limits. Because of such limits, we also maintain two supplemental non-qualified programs for these and certain other executives. The plans make up for benefits barred by such limits and provide (together with the qualified pension plan) benefits for vested participants equal to 60% of pre-retirement compensation (reduced by the value of 50% of primary Social Security benefits). Benefits are based on base salary and annual cash incentive payments, which is consistent with the goal of providing a retirement benefit that replaces a percentage of pre-retirement income.

See the narrative accompanying the “Pension Benefits” table and accompanying notes for more detail on the above plans.

401K Plan

401(k) Plan Benefits for certain legacy Northeast Utilities employees, including Messrs. Shivery, McHale, Olivier, Butler and Muntz. We provide the Northeast Utilities qualified 401(k) savings plan for eligible legacy Northeast Utilities employees, including Messrs. Shivery, McHale, Olivier, Butler and Muntz. Under this plan, we match up to 3% of base salary, one-third of which match is made in cash available for investment in various fund alternatives, and two-thirds of which is made in common shares (ESOP shares), subject to tax code limits.

401(k) Plan Benefits for certain legacy NSTAR employees, including Messrs. May and Judge. We provide the NSTAR qualified 401(k) savings plan for certain eligible legacy NSTAR employees, including Messrs. May and Judge. Under this plan, we match 50% of the first 8% of eligible base salary and annual cash incentive contributed, subject to tax code limits.

Deferred Compensation

Deferred Compensation Plan Benefits for certain legacy NU executives, including Messrs. Shivery, McHale, Olivier, Butler and Muntz. We maintain an unfunded non-qualified deferred compensation plan for certain legacy NU executives, including Messrs. Shivery, McHale, Olivier, Butler and Muntz. This plan permits deferral of up to 100% of base salary and annual incentives, which may be invested in the same deemed investments as the qualified plan (except NU common shares). We match deferrals up to a maximum of 3% of base salary in excess of the tax code limit of $250,000. The match is deemed invested in common shares and generally vests in three years.

Deferred Compensation Plan Benefits for certain legacy NSTAR executives, including Messrs. May and Judge. We maintain a non-qualified deferred compensation plan for eligible legacy NSTAR executives, including Messrs. May and Judge. This plan permits deferral of up to 50% of base salary and all annual incentive payments and stock incentive awards. Participants may establish investment measurements based on a wide range of publicly available individual securities and mutual funds. The Company maintains a Rabbi Trust and replicates all investment elections with actual investments.

See the Non-Qualified Deferred Compensation Table and accompanying notes for additional details on the above plans.

Perquisites

The Company provides senior executives with limited financial planning, health services, vehicle leasing and access to tickets to sporting events perquisites that we believe are consistent with peer companies. The current level of perquisites does not factor into decisions on total compensation.

CONTRACTUAL AGREEMENTS

We maintain contractual agreements with all of our Named Executive Officers that provide for potential compensation in the event of certain terminations following a Change in Control. The agreements are consistent with general industry practice, and we believe they are necessary to attract and retain high quality executives and to ensure executive focus on Company business during the period leading up to a potential Change in Control. With respect to our “double-trigger” agreements allowing voluntary termination for “good reason,” we believe this form of agreement provides executives with compensation in the event of a Change in Control, while still providing an incentive to remain employed with the Company for the transition period that follows.

Our agreements with Messrs. McHale, Olivier, Butler and Muntz provide for compensation in the event of a Change in Control followed by involuntary termination of employment (other than for cause) or voluntary termination for “good reason” during the applicable period. The Merger did not constitute a change in control under the agreements with Messrs. Butler and McHale. Mr. Shivery’s change of control provisions expired in 2011 when he reached age 65, and he retired in 2012. These agreements are described more fully below under “Potential Payments Upon Termination or Change in Control.”

For Messrs. May and Judge and other eligible legacy NSTAR executives, we maintain Change in Control agreements. Severance benefits are payable if, within 24 months following a change of control, the executive is involuntarily terminated (other than for cause) or voluntarily terminates employment for “good reason.” These agreements are described more fully below under “Potential Payments upon Termination or Change in Control.”

SHARE OWNERSHIP GUIDELINES

On January 10, 2013, the Committee approved revised share ownership guidelines to further emphasize the importance of share ownership by certain of our executive officers. The guidelines call for the Chief Executive Officer to own common shares equal to six times base salary, the other senior executive officers to own a number of common shares equal to three times base salary and all other officers to own a number of common shares equal to one to two times base salary.

Executive Officer	Base Salary Multiple
Chief Executive Officer	6
Executive Vice Presidents / Senior Vice Presidents	3
Operating Company Presidents	2
Vice Presidents	1-1.5

We require that our executive officers attain these ownership levels within five years. All of our executive officers, including our Named Executive Officers, have satisfied the share ownership guidelines or are expected to satisfy them within the applicable timeframe. Common shares, whether held of record, in street name, or in individual 401(k) accounts, and RSUs satisfy the guidelines. Unexercised stock options and unvested performance shares do not count toward the ownership guidelines.

TAX AND ACCOUNTING CONSIDERATIONS

The Company’s annual and long-term incentive plans were approved by shareholders and 2012 annual incentive and performance share awards under those plans were structured to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. However, the Company believes that the availability of a tax deduction for other forms of compensation is secondary to the goal of providing market-based compensation to attract and retain highly qualified executives. In addition, our compensation program plans were amended in 2008 to comply with Section 409A of the Internal Revenue Code.

The Company has adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation. In general, the Company and the Committee do not take accounting considerations into account in structuring compensation arrangements.

EQUITY GRANT PRACTICES

Equity awards noted in the compensation tables are made at the February meeting of the Compensation Committee (subject to the further approval of the Board of Trustees of the Chief Executive Officer’s award) when the Committee also determines base salary, annual and long term incentive compensation targets and annual incentive awards. The date of this meeting is chosen several months in advance, and therefore awards are not coordinated with the release of material non-public information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Northeast Utilities Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Northeast Utilities management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the 2013 proxy statement and our Annual Report on Form 10-K.

The Compensation Committee

Charles K. Gifford, Chair

John S. Clarkeson

Sanford Cloud, Jr.

James S. DiStasio

William C. Van Faasen

Dennis R. Wraase

February 28, 2013

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by our principal executive officer (Mr. May) and former principal executive officer (Mr. Shivery), principal financial officer (Mr. Judge) and former principal financial officer (Mr. McHale) and the three other most highly compensated executive officers in 2012 (Messrs. Olivier, Butler and Muntz), determined in accordance with the applicable SEC disclosure rules (collectively, the Named Executive Officers or NEOs). The table provides information for 2011 and 2010 if the executive officer was included in the Summary Compensation Table for those years. For Messrs. May and Judge, the disclosure pertains to each of their compensation subsequent to the Merger. As explained in the footnotes below, the amounts reflect the economic benefit to each Named Executive Officer of the compensation item paid or accrued on his behalf for the fiscal year ended December 31, 2012. The compensation shown for each Named Executive Officer was for all services in all capacities to Northeast Utilities and its subsidiaries. All salaries, annual incentive amounts and long-term incentive amounts shown for each Named Executive Officer were paid for all services rendered to Northeast Utilities and its subsidiaries in all capacities.

Name and Principal Position	Year	Salary ($) (4)	Bonus ($) (5)	Stock Awards ($) (6)	Option Awards ($) (7)	Non-Equity Incentive Plan Compensation ($) (8)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (9)	All Other Compen- sation ($) (10)	Total ($)
Charles W. Shivery (1)	2012	475,327	—	3,245,316	—	1,753,067	798,572	9,506	6,281,788
Chairman of the Board, Former	2011	1,063,270	—	5,780,091	—	1,552,500	1,158,298	31,898	9,586,057
President and Chief Executive	2010	1,035,000	—	1,905,964	—	3,757,050	1,525,310	31,050	8,254,374
Officer

Thomas J. May (2)	2012	822,414	—		—	2,100,000	1,232,395	87,821	4,242,630
President and Chief Executive Officer

David R. McHale	2012	553,853	—	844,685	—	939,939	1,127,536	16,615	3,482,628
Executive Vice President and	2011	537,721	—	810,080	—	393,750	798,025	16,132	2,555,708
Chief Administrative Officer; Former Executive Vice President and Chief Financial Officer	2010	525,000	—	2,484,707	—	1,036,017	934,059	15,750	4,995,533

James J. Judge (2)	2012	401,215	—		—	640,000	1,097,100	7,500	2,145,815
Executive Vice President and Chief Financial Officer

Leon J. Olivier	2012	583,043	—	889,147	—	974,236	887,046	17,491	3,350,963
Executive Vice President and Chief Operating Officer	2011	565,548	—	852,791	—	412,500	724,796	16,966	2,572,601
	2010	550,000	—	2,007,381	—	982,682	699,343	16,500	4,255,906

Gregory B. Butler	2012	431,885	—	659,226	—	727,534	764,758	7,500	2,590,903
Senior Vice President and General Counsel	2011	417,508	—	629,234	—	305,241	553,436	7,350	1,912,769
	2010	406,988	—	1,875,695	—	806,295	472,066	7,350	3,568,394

James A. Muntz (3)	2012	421,983	—	429,026	—	610,643	750,477	12,659	2,224,788
Senior Vice President – Transmission

(1)	Mr. Shivery retired as President and CEO upon the completion of the Merger on April 10, 2012. Mr. Shivery currently serves as the non-executive Chairman of the Board. The compensation information for Mr. Shivery includes his compensation as Chairman of the Board for the period from April 10, 2012 through December 31, 2012. For more information, see “Trustee Compensation,” below.
(2)	Messrs. May and Judge became Named Executive Officers upon the completion of the Merger on April 10, 2012. They were not executive officers of Northeast Utilities in 2011 or 2010. The compensation information for Messrs. May and Judge reflects compensation for the period from April 10, 2012 through December 31, 2012.
(3)	Mr. Muntz did not meet the requirements for inclusion in the Summary Compensation Table and was not a Named Executive Officer for 2011 or 2010. Mr. Muntz became a Named Executive Officer in 2012.
(4)	Includes amounts deferred in 2012 under the Deferral Plan, as follows: Mr. Shivery: $9,506; Mr. McHale: $9,415; Mr. Olivier: $116,608; and Mr. Muntz: $274,289. For more information, see the Executive Contributions in the Last Fiscal Year column of the Non-Qualified Deferred Compensation Plans Table.
(5)	No discretionary bonus awards were made to any of the Named Executive Officers in the fiscal years ended 2010, 2011 and 2012.

(6)	Reflects the aggregate grant date fair value of restricted share units (RSUs) and performance shares granted in each fiscal year, calculated in accordance with FASB ASC Topic 718.

In 2010, 2011 and 2012, certain Named Executive Officers were granted RSUs that vest in equal annual installments over three years as long-term incentive compensation. We deferred the distribution of common shares upon vesting of RSUs granted to Mr. Shivery until 2013, the calendar year after the year in which his employment terminated. RSU holders are eligible to receive dividend equivalent units on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalent units are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares issued upon vesting of the underlying RSUs.

In 2012, certain Named Executive Officers were granted performance shares as long-term compensation. These performance shares would have vested on December 31, 2014, based on the extent to which four performance conditions are achieved. The grant date values for the performance shares, assuming achievement of the highest level of all four performance conditions, were as follows: Mr. Shivery: $3,650,993; Mr. McHale: $950,257; Mr. Olivier: $1,000,303; Mr. Butler: $741,642; and Mr. Muntz: $482,667. However, as previously approved by the Committee, on April 10, 2012, upon completion of the Merger, all performance shares outstanding under the 2012 – 2014 program were converted to RSUs assuming a target level of performance. These RSUs generally vest according to the schedule that applies to the RSU component already granted as part of the 2012 – 2014 program, except that a portion of Mr. Shivery’s RSUs vested upon his retirement pro rata based on 2012 employee service (and the remaining RSUs were forfeited): Mr. Shivery: 70,294 RSUs; Mr. McHale: 18,296 RSUs; Mr. Olivier: 19,259 RSUs; Mr. Butler: 14,279 RSUs; and Mr. Muntz: 9,293 RSUs.

(7)	We did not grant stock options to any of the Named Executive Officers in 2012. We have not granted any stock options since 2002.
(8)	Includes payments to the Named Executive Officers under the 2012 Annual Incentive Program (Mr. Shivery: $570,393; Mr. May: $2,100,000; Mr. McHale: $640,000; Mr. Judge: $640,000; Mr. Olivier: $660,000; Mr. Butler: $495,000; and Mr. Muntz: $458,300). Also includes performance cash payments under the 2010 – 2012 Long-Term Incentive Program (Mr. Shivery: $1,182,674; Mr. McHale: $299,939; Mr. Olivier: $314,236; Mr. Butler: $232,534; and Mr. Muntz: $152,343). In April 2012, upon completion of the Merger, the achievement of goals applicable to performance units in the 2010 – 2012 program was measured up to the completion of the Merger.
(9)	Includes the actuarial increase in the present value from December 31, 2011 to December 31, 2012 of the Named Executive Officer’s accumulated benefits under all of our defined benefit pension plans determined using interest rate and mortality rate assumptions consistent with those appearing under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Named Executive Officer may not be fully vested in such amounts. More information on this topic is set forth with respect to the Pension Benefits table, appearing further below. There were no above-market earnings on deferrals in 2012.
(10)	Includes matching contributions of $7,500 allocated by us to the account of each of the Named Executive Officers under the 401k Plan; and employer matching contributions under the Deferral Plan for the Named Executive Officers who made deferral elections in late 2011 for salary earned in 2012 (Mr. Shivery: $2,006; Mr. McHale: $9,115; Mr. Olivier: $9,991; and Mr. Muntz: $5,159). Mr. Butler did not participate in the Deferral Plan in 2012. For Mr. May, the value shown includes $58,742 attributable to a previously granted $6.155 million present value life insurance benefit; financial planning services valued at $6,400; health services valued at $6,400; and $8,779 paid by the Company for Company-leased vehicles. These perquisites are made available to senior executives; however, none of the other Named Executive Officer received perquisites valued in the aggregate in excess of $10,000.

GRANTS OF PLAN-BASED AWARDS DURING 2012

The Grants of Plan-Based Awards Table provides information on the range of potential payouts under all incentive plan awards during the fiscal year ended December 31, 2012. The table also discloses the underlying stock awards and the grant date for equity-based awards. We have not granted any stock options since 2002.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum (#)
Charles W. Shivery
Annual Incentive (4)	2/14/2012	535,000	1,070,000	2,140,000	—	—	—	—	—
Long-Term Incentive (5)	2/14/2012	—	—	—	—	70,294	104,613	23,247	3,245,316

Thomas J. May
Annual Incentive (4)	—	—	—	—	—	—	—	—	—
Long-Term Incentive (5)	—	—	—	—	—	—	—	—	—

David R. McHale
Annual Incentive (4)	2/14/2012	180,002	360,005	720,009	—	—	—	—	—
Long-Term Incentive (5)	2/14/2012	—	—	—	—	18,296	27,228	6,051	844,685

James J. Judge
Annual Incentive (4)	—	—	—	—	—	—	—	—	—
Long-Term Incentive (5)	—	—	—	—	—	—	—	—	—

Leon J. Olivier
Annual Incentive (4)	2/14/2012	184,489	378,978	757,957	—	—	—	—	—
Long-Term Incentive (5)	2/14/2012	—	—	—	—	19,259	28,662	6,369	889,147

Gregory B. Butler
Annual Incentive (4)	2/14/2012	140,363	280,725	561,451	—	—	—	—	—
Long-Term Incentive (5)	2/14/2012	—	—	—	—	14,279	21,251	4,722	659,226

James A. Muntz
Annual Incentive (4)	2/14/2012	105,496	210,992	421,983	—	—	—	—	—
Long-Term Incentive (5)	2/14/2012	—	—	—	—	9,293	13,830	3,073	429,026

(1)	Reflects the number of performance shares granted to each of the Named Executive Officers on February 14, 2012 under the 2012 — 2014 Long-Term Incentive Program. Performance shares were granted with a three-year Performance Period that would have ended on December 31, 2014. However, upon the completion of the Merger, all performance shares outstanding under the 2012 — 2014 program were converted to RSUs assuming a target level of performance. These RSUs will vest according to the schedule that applies to the RSU component already granted as part of the 2012 — 2014 program. For Mr. Shivery, a pro rata portion of his converted RSUs (based on 2012 employee service) vested upon his retirement, and his remaining converted RSUs were forfeited.
(2)	Reflects the number of RSUs granted to each of the Named Executive Officers on February 14, 2012 under the 2012 — 2014 Long-Term Incentive Program. RSUs generally vest in equal installments on February 25, 2013, 2014 and 2015. We will distribute common shares in respect to vested RSUs on a one-for-one basis immediately upon vesting, after reduction for applicable withholding taxes, except for Mr. Shivery. For Mr. Shivery, a portion of his RSUs under this Program vested pro rata (based on 2012 employee service) and the remaining RSUs were forfeited. Accordingly, Mr. Shivery became entitled to a distribution of such common shares (after reduction for applicable withholding taxes) in respect of vested RSUs in three approximately equal annual installments beginning in January 2013 (January of the calendar year after he retired from the Company). Holders of RSUs are eligible to receive dividend equivalent units on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalent units are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares distributed in respect of the underlying RSUs. The Annual Incentive Program does not include an equity component.

(3)	Reflects the grant-date fair value, determined in accordance with FASB ASC Topic 718, of RSUs and performance shares granted to the Named Executive Officers on February 14, 2012, under the 2012 — 2014 Long-Term Incentive Program. The Annual Incentive Program does not include an equity component.
(4)	Amounts reflect the range of potential payouts, if any, under the 2012 Annual Incentive Program for each Named Executive Officer, as described in the Compensation Discussion and Analysis. The payment in 2013 for performance in 2012 is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The threshold payment under the Annual Incentive Program is 50% of target. However, based on Adjusted Net Income and individual performance, the actual payment under the Annual Incentive Program could be zero.
(5)	Reflects the range of potential payouts, if any, pursuant to performance share awards under the 2012 — 2014 Long-Term Incentive Program, as described in the Compensation Discussion and Analysis.

EQUITY GRANTS OUTSTANDING AT DECEMBER 31, 2012

The following table sets forth option and RSU grants outstanding at the end of our fiscal year ended December 31, 2012 for each of the Named Executive Officers. All outstanding options were fully vested as of December 31, 2012.

	Option Awards (1)			Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#) (3)	Market Value of Shares or Units of Stock that have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Charles W. Shivery	—	—	—	81,601	3,188,967	—	—
Thomas J. May	262,400	21.14	4/27/2016	—	—	—	—
	244,032	28.12	5/3/2017	—	—	—	—
	196,800	24.74	1/24/2018	—	—	—	—
	208,608	25.93	1/22/2019	—	—	—	—
	174,496	26.90	1/28/2020	168,373	6,580,017	—	—
David R. McHale	—	—	—	119,587	4,673,456	—	—
James J. Judge	—	—	—	108,720	4,248,778	—	—
Leon J. Olivier	—	—	—	104,951	4,101,485	—	—
Gregory B. Butler	—	—	—	91,120	3,560,970	—	—
James A. Muntz	—	—	—	36,893	1,441,778	—	—

(1)	Options held by Mr. May were granted by NSTAR prior to the completion of the Merger and assumed by us upon the completion of the Merger.
(2)	Awards and market values of awards appearing in the table and the accompanying notes have been rounded to whole units.
(3)	An additional 83,573 unvested RSUs vested on February 25, 2013 (Mr. McHale: 25,050; Mr. Olivier: 26,327; Mr. Butler: 19,475; and Mr. Muntz: 12,721). An additional 57,344 unvested RSUs will vest on February 25, 2014 (Mr. McHale: 17,175; Mr. Olivier: 18,077; Mr. Butler: 13,370; and Mr. Muntz: 8,722). An additional 27,893 unvested RSUs will vest on February 25, 2015 (Mr. McHale: 8,349; Mr. Olivier: 8,788; Mr. Butler: 6,516; and Mr. Muntz: 4,240).

In 2011, the Board of Trustees approved a special grant of 76,406 RSUs to Mr. Shivery to recognize the critical role he had in the successful leadership of the Company through the close of the Merger, and the role he will play as non-executive Chairman of the Board during the post-merger integration period. These RSUs, plus accrued dividend equivalents, totaled 81,601 RSUs at year-end 2012. The RSUs will vest eighteen months after the completion of the Merger, coinciding with Mr. Shivery’s commitment to remain as non-executive Chairman of the Board through that date. If Mr. Shivery dies or becomes disabled prior to the vesting date, then the RSUs will vest as of the date of death or disability. If Mr. Shivery does not serve on the Board through eighteen months after the completion of the Merger, then the RSUs will be forfeited.

In connection with the Merger, in November 2010, we and NSTAR each established retention pools in an aggregate amount of $10 million to be allocated to key employees, including some or all executive officers, to help ensure their continued dedication to the Company both before and after completion of the Merger. Awards were in the form of RSUs and generally vest subject to three years of continuous service following completion of the Merger. Full payment will also be made if an eligible executive dies, becomes disabled, or is terminated by the Company without “cause” before the end of the retention period, in which case the retention payment will be reduced by the amount of any cash severance payable to the executive upon or during the year following termination. Awards granted to former NSTAR executive officers were assumed by us upon the completion of the Merger. An additional 242,853 unvested RSUs granted pursuant to the retention pools will vest subject to three years of continuous service following completion of the Merger (Mr. McHale: 69,012; Mr. Judge: 70,323; Mr. Olivier: 51,759; Mr. Butler: 51,759). Mr. Muntz did not participate in this program.

Mr. Muntz’s total includes 11,210 unvested RSUs from a special grant in 2008.

(4)	The market value of RSUs is determined by multiplying the number of RSUs by $39.08, the closing price per share of common shares on December 31, 2012, the last trading day of the year.

OPTIONS EXERCISED AND STOCK VESTED IN 2012

The following table reports amounts realized on equity compensation during the fiscal year ended December 31, 2012. The Stock Awards columns report the vesting of RSU grants to the Named Executive Officers in 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Charles W. Shivery	29,024	507,833	185,718	6,624,561
Thomas J. May	524,800	9,990,611	88,482	3,255,253
David R. McHale	—	—	14,381	512,970
James J. Judge	179,744	2,332,854	19,688	724,322
Leon J. Olivier	—	—	15,110	538,974
Gregory B. Butler	—	—	11,163	398,184
James A. Muntz	—	—	7,305	260,569

(1)	Represents the amounts realized upon option exercises, which is the difference between the option exercise price and the market price at the time of exercise.
(2)	Includes RSUs granted to our Named Executive Officers under our long-term incentive programs, including dividend reinvestments, as follows:

Name	2009 Program	2010 Program	2011 Program	2012 Program
Charles W. Shivery *	12,567	42,009	104,775	26,367
David R. McHale	3,079	2,727	8,575	—
Leon J. Olivier	3,226	2,856	9,028	—
Gregory B. Butler	2,387	2,113	6,663	—
James A. Muntz	1,564	1,385	4,356	—

*	Mr. Shivery’s unvested RSUs under the 2010 and 2011 Programs fully vested upon his retirement. His unvested RSUs under the 2012 Program vested upon his retirement pro rata based on 2012 employee service (and his remaining RSUs under this program were forfeited).

In all cases, we reduce the distribution of common shares by that number of shares valued in an amount sufficient to satisfy tax withholding obligations, which amount we distribute in cash.

(3)	Value realized on vesting for Messrs. Shivery, McHale, Olivier, Butler and Muntz are based on $35.67 per share, the closing price of NU common shares on February 27, 2012. Value realized by Messrs. May and Judge on vesting for awards are based on $36.79 per share, the closing price of NU common shares on April 9, 2012.

PENSION BENEFITS IN 2012

The Pension Benefits Table shows the estimated present value of accumulated retirement benefits payable to each Named Executive Officer upon retirement based on the assumptions described below. The table distinguishes between benefits available under the Retirement Plans, the Supplemental Plans, and any additional benefits available under contractual agreements. See the narrative above in the Compensation Discussion and Analysis under the heading “ELEMENTS OF 2012 COMPENSATION - OTHER - Retirement Benefits” and “ELEMENTS OF 2012 COMPENSATION - CONTRACTUAL AGREEMENTS” for more detail on benefits under these plans and our agreements.

The values shown in the Pension Benefits Table for Messrs. Shivery, McHale, Butler and Muntz were calculated as of December 31, 2012 based on benefit payments in the form of a one-half spousal contingent annuitant option. For Mr. Olivier, we assumed a lump sum payment of his special retirement benefits under his agreement, and payment of his Retirement Plan benefit as a life annuity with a one-third spousal contingent annuitant option (the typical payment form under that Plan). For Messrs. May and Judge, we assumed a lump sum payment of benefits.

The values shown in this Table for Messrs. Shivery, McHale, Olivier, Butler and Muntz were based on benefit payments commencing at the earliest possible ages for retirement with unreduced benefits: Mr. Shivery: age 65, Mr. May: age 60, Mr. McHale: age 60, Mr. Judge: age 60, Mr. Olivier: age 60, Mr. Butler: age 62, and Mr. Muntz: age 65.

In addition, we determined benefits under the Retirement Plans using tax code limits in effect on December 31, 2012. For Messrs. Shivery, McHale, Butler and Muntz, the values shown reflect actual 2012 salary and annual incentives earned in 2012 but paid in 2013 (per applicable Supplemental Plan rules). For Messrs. May and Judge, the values shown reflect actual 2012 salary and annual incentives earned in 2011 but paid in 2012 (per applicable Supplemental Plan rules).

We determined the present value of benefits at retirement age using the discount rate of 4.24% (4.13% for Messrs. May and Judge) under Statement of Financial Accounting Standards No. 87 for the 2012 fiscal year end measurement (as of December 31, 2012). This present value assumes no pre-retirement mortality, turnover or disability. However, for the postretirement period beginning at retirement age, we used the RP2000 Combined Healthy mortality table as published by the Society of Actuaries projected to 2012 with projection scale AA (same table used for financial reporting under FAS 87). Additional assumptions appear under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Charles W. Shivery	Retirement Plan	9.9	430,006	32,670
	Supplemental Plan	9.9	8,202,235	823,860
	Supplemental Plan	12.9	2,611,215	—

Thomas J. May	Retirement Plan	36.5	2,363,362	—
	Supplemental Plan	20.0	8,429,400	—
	Supplemental Plan	36.5	12,262,137	—

David R. McHale	Retirement Plan	31.3	1,185,744	—
	Supplemental Plan	31.3	4,330,824	—

James J. Judge	Retirement Plan	35.3	2,285,615	—
	Supplemental Plan	20.0	3,885,648	—
	Supplemental Plan	35.3	1,930,576	—

Leon J. Olivier (1)	Retirement Plan	13.8	607,957	—
	Supplemental Plan	11.3	3,840,312	—
	Special Retirement Benefit	31.2	1,337,988	105,966

Gregory B. Butler	Retirement Plan	15.0	578,141	—
	Supplemental Plan	15.0	1,641,663	—

James A. Muntz (2)	Retirement Plan	11.1	326,101	—
	Supplemental Plan	11.1	792,692	—
	Special Retirement Benefit	32.1	1,721,837	—

(1)	Mr. Olivier was employed with Northeast Nuclear Energy Company, one of our subsidiaries, from October of 1998 through March of 2001. In connection with this employment, he received a special retirement benefit that provided credit for service with his previous employer, Boston Edison Company (BECO), when calculating the value of his defined benefit pension, offset by the pension benefit provided by BECO. The benefit, which commenced upon Mr. Olivier’s 55th birthday, provides an annuity of $105,966 per year in a form that provides no contingent annuitant benefit. The present value of future payments under this benefit was calculated using the actuarial assumptions currently used by the Retirement Plan. Mr. Olivier was rehired by us from Entergy in September 2001. Mr. Olivier’s current employment agreement provides for certain supplemental pension benefits in lieu of benefits under the Supplemental Plan, in order to provide a benefit similar to that provided by Entergy. Under this arrangement, Mr. Olivier became eligible during 2011 to receive a special benefit, subject to reduction for termination prior to age 65, consisting of three percent of final average compensation for each of his first 15 years of service since September 10, 2001, plus one percent of final average compensation for each of the second 15 years of service. Alternatively, if Mr. Olivier voluntarily terminates his employment with us, he is eligible to receive upon retirement a lump sum payment of $2,050,000 in lieu of benefits under the Supplemental Plan and the benefit described in the preceding sentence. These supplemental pension benefits will be offset by the value of any benefits he receives from the Retirement Plan. Amounts reported in the table assume the termination of his employment with our consent on December 31, 2012, and payment of the lump sum benefit of $3,214,047 offset by Retirement Plan benefits.
(2)	Mr. Muntz’s actual service with us totaled 11 years at December 31, 2012. However, Mr. Muntz’s employment agreement provides that upon reaching age 55 (which occurred in December 2012), he is entitled to a special annual retirement benefit in the event his employment terminates for any reason other than for cause. This special annual benefit confers credit upon Mr. Muntz for 21 years of service with his previous employer, Exelon Corporation (Exelon), when calculating his pension, and offsets the resulting benefit by: (i) an amount approximating his annual Exelon pension benefit, and (ii) the benefit otherwise payable from the Retirement and Supplemental Plans excluding such additional service credit. This special annual benefit provides for an annuity payable at the same time and in the same form as his Retirement or Supplemental Plan benefit (as applicable).

NONQUALIFIED DEFERRED COMPENSATION IN 2012

See the narrative above in the Compensation Discussion and Analysis under the heading “ELEMENTS OF 2012 COMPENSATION - OTHER - Deferred Compensation” for more detail on our non-qualified deferred compensation plans.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($) (3)	Aggregate Balance at Last FYE ($) (4)
Charles W. Shivery	6,554,466	24,824	499,253	(1,473,906)	21,668,219
Thomas J. May	—	—	4,819,673	—	39,319,830
David R. McHale	9,415	9,115	10,433	—	158,561
James J. Judge	—	—	85,302	(1,784,441)	2,987,205
Leon J. Olivier	116,608	9,091	244,097	(19,197)	1,904,158
Gregory B. Butler	—	—	4,644	(15,940)	119,982
James A. Muntz	274,289	5,159	487,333	(657,621)	3,891,645

(1)	Includes deferrals under the Deferral Plans (Mr. Shivery: $6,554,466; Mr. McHale: $9,415; Mr. Olivier: $116,608; and Mr. Muntz: $274,289). Named Executive Officers who participate in the Deferral Plans are provided with a variety of investment opportunities, which the individual can modify and reallocate at any time. Contributions by the Named Executive Officer are vested at all times; however, the applicable employer matching contribution vests after three years and will be forfeited if the executive’s employment terminates, other than for retirement, death or disability, prior to vesting, but will become fully vested upon a change of control. The amounts reported in this column for each Named Executive Officer are reflected as compensation to such Named Executive Officer in the Summary Compensation Table.

With respect to Mr. Shivery, other amounts relate to the value of RSUs automatically deferred under the terms of our long-term incentive programs, calculated using the closing prices of NU common shares on the applicable February 27 and April 10, 2012 vesting dates ($35.67 per share and $35.91 per share, respectively). For more information, see the footnotes to the Options Exercised and Stock Vested table.

(2)	Includes employer matching contributions made to the applicable Deferral Plan as of December 31, 2012 and posted on January 31, 2013, as reported in the All Other Compensation column of the Summary Compensation Table, except for Mr. Shivery, who received matching contributions through his retirement date (April 10, 2012): (Mr. Shivery: $24,824; Mr. McHale: $9,115; Mr. Olivier: $9,991; and Mr. Muntz: $5,159). The employer matching contribution is deemed to be invested in common shares but is paid in cash at the time of distribution.
(3)	Includes distributions under the applicable Deferral Plan during fiscal year 2012 pursuant to their deferral elections, plus the value of previously vested deferred RSUs or other awards distributed in 2012 pursuant to deferral schedules, valued for Mr. Shivery at the closing price of NU common shares on his October 12, 2012 distribution date ($38.68 per share).
(4)	Includes the total market value of Deferral Plan balances at December 31, 2012, plus the value of vested RSUs or other awards for which the distribution of common shares is currently deferred, based on $39.08, the closing price of NU common shares on December 31, 2012, the last trading day of the year. The aggregate balances reflect a significant level of earnings on previously earned and deferred compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Generally, a “change of control” means a change in ownership or control effected through (i) the acquisition of 20% or more of the combined voting power of common shares or other voting securities (30% for Messrs. May and Judge, excluding certain defined transactions), (ii) the acquisition of more than 50% of common shares excluding certain defined transactions (for Messrs. May and Judge), (iii) a change in the majority of the Board of Trustees, unless approved by a majority of the incumbent Trustees, (iv) certain reorganizations, mergers or consolidations where substantially all of the persons who were the beneficial owners of the outstanding common shares immediately prior to such business combination do not beneficially own more than 50% (75% for Mr. Olivier and Muntz) of the voting power of the resulting business entity (excluding in certain cases defined transactions), and (v) complete liquidation or dissolution of the Company, or a sale or disposition of all or substantially all of the assets of the Company other than, for Messrs. McHale and Butler, to an entity with respect to which following completion of the transaction more than 50% (75% for Messrs. Olivier and Muntz) of common shares or other voting securities is then owned by all or substantially all of the persons who were the beneficial owners of common shares and other voting securities immediately prior to such transaction.

In the event of a change of control, the Named Executive Officers are generally entitled to receive compensation and benefits following either involuntary termination of employment without “cause” or voluntary termination of employment for “good reason” within the applicable period (generally two years following change of control or shareholder approval thereof). The Committee believes that termination for good reason is conceptually the same as termination “without cause” and, in the absence of this provision, potential acquirers would have an incentive to constructively terminate executives to avoid paying severance. Termination for “cause” generally means termination due to a felony or certain other convictions; fraud, embezzlement, or theft in the course of employment; intentional, wrongful damage to Company property; gross misconduct or gross negligence in the course of employment or gross neglect of duties harmful to the Company; or a material breach of obligations under the agreement. “Good reason” for termination generally exists after assignment of duties inconsistent with executive’s position, a material reduction in compensation or benefits, a transfer more than 50 miles from the executive’s pre-change of control principal business location (or for Messrs. May and Judge, a transfer outside the Greater Boston Metropolitan Area), or requiring business travel to a substantially greater extent than required pre-change of control (for Messrs. May and Judge).

The discussion and tables below show compensation payable to each Named Executive Officer, except for Mr. Shivery, in the event of: (i) termination for cause; (ii) voluntary termination; (iii) involuntary not-for-cause termination; (iv) termination in the event of disability; (v) death; and (vi) termination following change of control. The amounts shown assume that each termination was effective as of December 31, 2012, the last business day of the fiscal year as required under SEC reporting requirements.

The summaries above do not purport to be complete and are qualified in their entirety by the actual terms and provisions of the agreements and plans, copies of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2012.

Payments Upon Termination

Regardless of the manner in which the employment of a Named Executive Officer terminates, he is entitled to receive certain amounts earned during his term of employment. Such amounts include:

•	Vested RSUs and certain other vested awards;

•	Amounts contributed and any vested matching contributions under the Deferral Plans;

•	Pay for unused vacation; and

•	Amounts accrued and vested under the Retirement, Supplemental and 401k Plans (except in the event of a termination for cause under the Supplemental Plans).

As a result, we do not include these amounts in the tables.

See the section above captioned “PENSION BENEFITS IN 2012” for information about the Retirement Plans, the Supplemental Plans and Other Special Benefits, and the section captioned “NONQUALIFIED DEFERRED COMPENSATION IN 2012.”

I.	Post-Employment Compensation: Termination for Cause

Type of Payment	May ($)	McHale ($)	Judge ($)	Olivier ($)	Butler ($)	Muntz ($)
Incentive Programs
Annual Incentives	—	—	—	—	—	—
Performance Cash	—	—	—	—	—	—
Performance Shares	—	—	—	—	—	—
RSUs
Pension and Deferred Compensation
Supplemental Plan	—	—	—	—	—	—
Special Retirement Benefit (1)	—	—	—	1,337,988	—	—
Deferral Plan	—	—	—	—	—	—
Other Benefits
Health and Welfare Cash Value	—	—	—	—	—	—
Perquisites	—	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—	—

Total	—	—	—	1,337,988	—	—

(1)	Represents actuarial present values at year-end 2012 of amounts payable solely under Mr. Olivier’s employment agreement upon termination (which are in addition to amounts due under the Retirement and Supplemental Plans). Under Mr. Olivier’s agreement, he would receive upon termination a lump sum payment of $2,050,000, offset by the value of Retirement Plan benefits.

II.	Post-Employment Compensation: Voluntary Termination

Type of Payment	May ($)	McHale ($)	Judge ($)	Olivier ($)	Butler ($)	Muntz ($)
Incentive Programs
Annual Incentives (1)	2,100,000	640,000	640,000	660,000	495,000	458,300
Performance Cash (2)	—	299,939	—	314,236	232,534	152,343
Performance Shares (3)	—	376,184	—	394,122	291,615	191,101
RSUs (4)	—	—	—	1,498,818	1,118,806	723,846
Pension and Deferred Compensation
Supplemental Plan	—	—	—	—	—	—
Special Retirement Benefit (5)	—	—	—	1,337,988	—	1,721,834
Deferral Plan	—	—	—	—	—	—
Other Benefits
Health and Welfare Benefits	—	—	—	—	—	—
Perquisites	—	—	—	—	—	—
Separation Payments	—	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—		—	—	—

Total	2,100,000	1,316,123	640,000	4,205,164	2,137,955	3,247,424

(1)	Represents actual 2012 annual incentive awards, determined as described in the Compensation Discussion and Analysis.
(2)	Represents actual performance cash awards under the 2010 — 2012 Long-Term Incentive Program for Messrs. McHale, Olivier, Butler and Muntz.
(3)	Represents actual performance share awards under the 2010 — 2012 Long-Term Incentive Program for Messrs. McHale, Olivier, Butler and Muntz.
(4)	Represents values of RSUs granted to Messrs. Olivier, Butler and Muntz under our long-term incentive programs that, at year-end 2012, were unvested under applicable vesting schedules. Under these programs, RSUs vest pro rata based on credited service years and age at termination, and time worked during the vesting period. The values were calculated by multiplying the number of RSUs by $39.08, the closing price of our common shares on December 31, 2012, the last trading day of the year. Excludes retention pool RSU grants, which would not vest upon voluntary termination.
(5)	Represents actuarial present values at year-end 2012 of amounts payable solely under employment agreements (which are in addition to amounts due under the Retirement and Supplemental Plans). Under Mr. Olivier’s agreement, he would receive a lump sum payment of $2,050,000, offset by the value of Retirement Plan benefits. Amounts shown are year-end 2012 present values payable upon termination.

III.	Post-Employment Compensation: Involuntary Termination, Not for Cause

Type of Payment	May ($)	McHale ($)	Judge ($)	Olivier ($)	Butler ($)	Muntz ($)
Incentive Programs
Annual Incentives (1)	2,100,000	640,000	640,000	660,000	495,000	458,300
Performance Cash (2)	—	299,939	—	314,236	232,534	152,343
Performance Shares (3)	—	376,184	—	394,122	291,615	191,101
RSUs (4)	—	—	—	1,498,818	1,118,806	723,846
Pension and Deferred Compensation
Supplemental Plan	—	—	—	—	—	—
Special Retirement Benefit (5)	—	2,338,441	—	1,337,988	1,944,265	1,721,834
Deferral Plan (6)	—	9,212	—	—	—	—
Other Benefits
Health and Welfare Benefits (7)	—	74,384	—	—	73,110	—
Perquisites (8)	—	7,000	—	—	7,000	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—	—
Separation Payment for Non-Compete Agreement (9)	—	919,005	—	—	717,275	—
Separation Payment for Liquidated Damages (10)	—	919,005	—	—	717,275	—

Total	2,100,000	5,583,170	640,000	4,205,164	5,596,880	3,247,424

(1)	Represents actual 2012 Named Executive Officer annual incentive awards, determined as described in the Compensation Discussion and Analysis.
(2)	Represents actual performance cash awards under the 2010 — 2012 Long-Term Incentive Program for Messrs. McHale, Olivier, Butler and Muntz.
(3)	Represents actual performance share awards under the 2010 — 2012 Long-Term Incentive Program for Messrs. McHale, Olivier, Butler and Muntz.
(4)	Represents values of RSUs under our long-term incentive programs that, at year-end 2012, were unvested under applicable vesting schedules. Under these programs, RSUs vest pro rata based on credited service years and age at termination, and time worked during the vesting period. Under the retention program, RSUs vest fully upon termination without cause and the value is reduced by separation payments. The values were calculated by multiplying the number of RSUs by $39.08, the closing price of our common shares on December 31, 2012, the last trading day of the year.
(5)	Represents actuarial present values at year-end 2012 of amounts payable solely under employment agreements upon termination (which are in addition to amounts due under the Retirement and Supplemental Plans). Mr. Olivier’s agreement provides for a lump sum payment of $3,101,153 offset by the value of Retirement Plan benefits. Agreements with Messrs. McHale and Butler provide for two years age and service credit under the Supplemental Plan.
(6)	Represents value of Company matching contributions under the Deferral Plans that were unvested under applicable vesting schedules (other amounts in the Deferral Plans represent previously vested Company matching contributions, where applicable, and earned compensation contributed by executives).
(7)	Represents estimated Company cost at year-end 2012 of providing post-employment welfare benefits beyond those available to non-executives upon involuntary termination. The amount reported in the table for Messrs. McHale and Butler represents (a) the value of two years employer contributions toward active health, long-term disability, and life insurance benefits, plus (b) a payment to offset any taxes thereon (gross-up).
(8)	Represents Company cost of reimbursing Messrs. McHale and Butler for two years financial planning and tax preparation fees.

(9)	Represents consideration for agreements not to compete with the Company following termination. Employment agreements with these executives provide for a lump-sum payment equal to the sum of their base salary plus annual incentive award. These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.
(10)	Represents severance payments in addition to any non-compete agreement payments described in the prior note.

IV.	Post-Employment Compensation: Termination Upon Disability

Type of Payment	May ($)	McHale ($)	Judge ($)	Olivier ($)	Butler ($)	Muntz ($)
Incentive Programs
Annual Incentives (1)	2,100,000	640,000	640,000	660,000	495,000	458,300
Performance Cash (2)	—	299,939	—	314,236	232,534	152,343
Performance Shares (3)	—	376,184	—	394,122	291,615	191,101
RSUs and Other Awards (4)	6,580,017	1,425,486	4,248,778	1,498,818	1,118,806	723,846
Pension and Deferred Compensation
Supplemental Plan	—	—	—	—		—
Special Retirement Benefit (5)	—	—	—	1,337,988	—	1,721,834
Deferral Plan (6)	—	9,212	—	—	—	—
Other Benefits
Health and Welfare Benefits	—	—	—	—	—	—
Perquisites	—	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—	—

Total	8,680,017	2,750,821	4,888,778	4,205,164	2,137,955	3,247,424

(1)	Represents actual 2012 Named Executive Officer annual incentive awards, determined as described in the Compensation Discussion and Analysis.
(2)	Represents actual performance cash awards under the 2010 — 2012 Long-Term Incentive Program for Messrs. McHale, Olivier, Butler and Muntz.
(3)	Represents actual performance share awards under the 2010 — 2012 Long-Term Incentive Program for Messrs. McHale, Olivier, Butler and Muntz.
(4)	Represents values of RSUs and other awards under our long-term incentive programs and retention awards that, at year-end 2012, were unvested under applicable vesting schedules. Under these programs and awards, upon termination due to disability, awards vest in full or on a prorated basis based on credited service years and age at termination, and time worked during the vesting period. The values were calculated by multiplying the number of RSUs by $39.08, the closing price of our common shares on December 31, 2012, the last trading day of the year.
(5)	Represents the actuarial present values at the end of 2012 of the amounts payable solely as the result of employment agreements upon termination (which are in addition to amounts payable under the Retirement and Supplemental Plans). Under Mr. Olivier’s agreement, a disability termination results in a lump sum payment of $3,101,153, offset by the value of Retirement Plan benefits.
(6)	Represents value of Company matching contributions under the Deferral Plans that were unvested under applicable vesting schedules (other amounts in the Deferral Plans represent previously vested Company matching contributions, where applicable, and earned compensation contributed by executives).

V.	Post-Employment Compensation: Death

Type of Payment	May ($)	McHale ($)	Judge ($)	Olivier ($)	Butler ($)	Muntz ($)
Incentive Programs
Annual Incentives (1)	2,100,000	640,000	640,000	660,000	495,000	458,300
Performance Cash (2)	—	299,939	—	314,236	232,534	152,343
Performance Shares (3)	—	376,184	—	394,122	291,615	191,101
RSUs and Other Awards (4)	6,580,017	1,425,486	4,248,778	1,498,818	1,118,806	723,846
Pension and Deferred Compensation
Supplemental Plan	—	—	—	—	—	—
Special Retirement Benefit (5)	—	—	—	1,337,988	—	1,721,834
Deferral Plan (6)	—	9,212	—	—	—	—
Other Benefits
Health and Welfare Benefits	—	—	—	—	—	—
Perquisites	—	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—	—

Total	8,680,017	2,750,821	4,888,778	4,205,164	2,137,955	3,247,424

(1)	Represents actual 2012 Named Executive Officer annual incentive awards, determined as described in the Compensation Discussion and Analysis.
(2)	Represents actual performance cash awards under the 2010 — 2012 Long-Term Incentive Program for Messrs. McHale, Olivier, Butler and Muntz.
(3)	Represents actual performance share awards under the 2010 — 2012 Long-Term Incentive Program for Messrs. McHale, Olivier, Butler and Muntz.
(4)	Represents values of RSUs and other awards under our long-term incentive programs and retention awards that, at year-end 2012, were unvested under applicable vesting schedules. Under these programs and awards, upon termination due to death, awards vest in full or on a prorated basis based on credited service years and age at termination, and time worked during the vesting period. The values were calculated by multiplying the number of RSUs by $39.08, the closing price of our common shares on December 31, 2012, the last trading day of the year.
(5)	Represents the actuarial present values at the end of 2012 of the amounts payable to a surviving spouse solely under agreements (which are in addition to amounts due under the Retirement and Supplemental Plans). Under Mr. Olivier’s agreement, this benefit would be a lump sum payment of $3,214,047, offset by the value of Retirement Plan benefits. Under Mr. Muntz’s agreement, a lump sum payment (calculated as described in the Pension Benefits Table) would be payable to his estate upon death. Pension amounts shown in the table are year-end 2012 present values of benefits immediately payable to the spouse or estate.
(6)	Represents value of Company matching contributions under the Deferral Plans that were unvested under applicable vesting schedules (other amounts in the Deferral Plans represent previously vested Company matching contributions, where applicable, and earned compensation contributed by executives).

Payments Made Upon a Change of Control

The agreements with Messrs. May, McHale, Judge, and Butler a include change of control benefits. Messrs. Olivier and Muntz participate in the Special Severance Program for Officers (SSP), which also provides change of control benefits. The agreements and the SSP are binding on us and on certain of our majority-owned subsidiaries.

Pursuant to the agreements and the SSP, if an involuntary non-“cause” termination of employment occurs following a change of control (see definition of “cause” above under the heading of “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL”), or in the event of a voluntary termination for “good reason” (as described above under such heading), then the Named Executive Officers generally will receive the benefits listed below:

•

For Messrs. McHale and Butler, a lump sum severance payment of two-times (one-times for Messrs. Olivier and Muntz, three-times for Messrs. May and Judge) the sum of the executive’s base salary plus annual incentive award for the relevant year (Base Compensation), plus for Messrs. McHale and Butler consideration for two year non-compete and non-solicitation covenants (one year covenants for Messrs. Olivier and Muntz) in the form of a lump sum payment equal to Base Compensation;

•	Three years health benefits continuation (two years for Messrs. Olivier and Muntz);

•

For Messrs. McHale and Butler, three years additional age and service credit under the applicable Supplemental Plans (or a lump sum payment equal to the value of such credit under those and the applicable qualified pension plan for Messrs. May and Judge);

•	Automatic vesting and distribution of long-term performance awards (with performance units vesting at target) and certain other awards; and

•

A lump sum equal to any excise taxes incurred under the Internal Revenue Code due to receipt of change of control payments, plus an amount to offset any taxes incurred on such payments (gross-up) except for Messrs. Olivier and Muntz. (The Company has discontinued the practice of providing such gross-up payments in contractual agreements for newly elected executives.)

With respect to the Merger, no compensation or benefits were payable to Mr. Shivery because his change of control provisions expired in 2011 when he reached age 65, and he retired in 2012. For Messrs. McHale and Butler, the Merger did not constitute a change of control under their agreements. For Messrs. Olivier and Muntz, no compensation or benefits will be payable unless employment terminates during the applicable change of control period in the circumstances described below. For Messrs. May and Judge, under the terms of the NSTAR Long-Term Incentive Plan and their agreements, unvested 2010 NSTAR long-term performance awards immediately vested upon completion of the Merger and automatically were converted to Company awards of equivalent economic value and terms (2011 and 2012 awards were converted but remained unvested and subject to their original vesting terms). No other benefits will be payable to these executives unless employment terminates during the applicable period in the circumstances described below.

The above summaries do not purport to be complete and are qualified in their entirety by the actual terms and provisions of the agreements and plans, copies of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2012.

VI.	Post-Employment Compensation: Termination Following a Change of Control

Type of Payment	May ($)	McHale ($)	Judge ($)	Olivier ($)	Butler ($)	Muntz ($)
Incentive Programs
Annual Incentives (1)	2,100,000	640,000	640,000	660,000	495,000	458,300
Performance Cash (2)	—	223,835	—	234,504	173,533	113,689
Performance Shares (3)	—	280,734	—	294,121	217,623	142,613
RSUs and Other Awards (4)	6,580,017	1,976,823	1,500,555	4,106,603	1,548,779	1,441,778
Pension and Deferred Compensation
Supplemental Plan	—	—	—	—	—	—
Special Retirement Benefit (5)	840,385	3,507,662	2,062,839	1,337,988	2,916,397	1,721,834
Deferral Plan (6)	—	9,212	—	—	—	—
Other Benefits
Health and Welfare Benefits (7)	58,791	104,149	72,327	23,558	91,323	23,558
Perquisites (8)	38,400	8,500	19,200	—	8,500	—
Separation Payments
Excise Tax and Gross-Up (9)	—	4,202,053	—	—	2,905,876	—
Separation Payment for Non-Compete Agreement (10)	—	919,005	—	967,441	717,275	636,540
Separation Payment for Liquidated Damages (11)	9,405,000	1,838,011	3,369,000	967,441	1,434,550	636,540

Total	19,022,593	13,709,984	7,663,921	8,591,656	10,508,856	5,174,852

(1)	Represents actual 2012 annual incentive awards, determined as described in the Compensation Discussion and Analysis.
(2)	Represents actual performance cash awards under the 2010 — 2012 Long-Term Incentive Program for Messrs. McHale, Olivier, Butler and Muntz.
(3)	Represents actual performance share awards under the 2010 — 2012 Long-Term Incentive Program for Messrs. McHale, Olivier, Butler and Muntz.
(4)	Represents values of RSUs and other awards under our long-term incentive programs and retention awards that, at year-end 2012, were unvested under applicable vesting schedules. Under these programs, upon termination in certain cases without cause or for good reason following a change of control, awards generally vest in full. Retention awards vest in full in such circumstances, and the payout value is reduced by any separation payments as described in the notes below. For Messrs. McHale, Judge, Olivier, and Butler, retention program grants are fully eliminated when offset by separation payments. The values were calculated by multiplying the number of shares subject to awards by $39.08, the closing price of our common shares on December 31, 2012, the last trading day of the year.
(5)	Represents actuarial present value at year-end 2012 of amounts payable solely as a result of provisions in employment agreements (which are in addition to amounts payable under the Retirement and Supplemental Plans). For Messrs. May, McHale, Judge and Butler, pension benefits were calculated by adding three years of service (and a lump sum of this benefit value is payable to Messrs. May, Judge and Butler). Mr. Olivier’s agreement provides for a lump sum payment of $3,101,153, offset by his Retirement Plan benefit value. Pension amounts shown in the table are present values at year-end 2012 of benefits payable upon termination as described with respect to the Pension Benefits Table above.
(6)	Represents value of Company matching contributions under the Deferral Plans that were unvested under applicable vesting schedules (other amounts in the Deferral Plans represent previously vested Company matching contributions, where applicable, and earned compensation contributed by executives).
(7)

Represents Company cost at year-end 2012 (estimated by our benefits consultants) of providing post-employment welfare benefits to Named Executive Officers beyond those benefits provided to non-executives upon involuntary termination. The amounts shown in the table for Messrs. McHale and Butler represent (a) the value of three years employer contributions toward active health, long-term disability, and life insurance benefits, plus (b) a payment to offset any taxes on the value of these benefits (gross-up), less (c) the value of one year retiree health coverage at retiree rates. The amounts reported in the table for Messrs. Olivier and Muntz represent (a) the value of two years employer contributions toward active health benefits, plus (b) a payment to offset any taxes on the value of these benefits (gross-up), less (c) the value of two years retiree health coverage at retiree rates. For Messrs. May and Judge, amounts represent the value of three years continued welfare plan participation.
(8)	Represents cost of reimbursing financial planning and tax preparation fees for three years.
(9)	Represents payments made to offset costs to Messrs. McHale and Butler associated with certain excise taxes under Section 280G of the Internal Revenue Code. Executives may be subject to certain excise taxes under Section 280G if they receive payments and benefits related to a termination following a Change of Control that exceed specified Internal Revenue Service limits. Contractual agreements with the above executives provide for a grossed-up reimbursement of these excise taxes. The amounts in the table are based on the Section 280G excise tax rate of 20%, the statutory federal income tax withholding rate of 35%, the Connecticut state income tax rate of 6.5%, and the Medicare tax rate of 1.45%.
(10)	Represents payments made under agreements or the SSP as consideration for agreement not to compete with the Company following termination of employment equal to the sum of base salary plus relevant annual incentive award. These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.
(11)	Represents severance payments in addition to any non-compete agreement payments described in the prior note. For Messrs. McHale, and Butler, this payment equals two-times the sum of base salary plus relevant annual incentive award (one-times the sum for Messrs. Olivier and Muntz, three-times the sum for Messrs. May and Judge). These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

Charles W. Shivery

The following table sets forth the payments that Charles W. Shivery, our former President and Chief Executive Officer, became entitled to receive due to his retirement on April 10, 2012.

Post-Employment Compensation: Charles W. Shivery

Payment	($)
Incentive Programs
Annual Incentive (1)	570,393
RSUs (2)	5,483,586
Retirement Benefits (3)
Qualified Retirement Plan	32,760
Supplemental Plan Payments	823,860
Other Benefits
Health and Welfare Cash Value (4)	11,052
Total	6,921,651

(1)	Represents the payout Mr. Shivery became eligible for under the 2012 Annual Incentive Program.
(2)	Consists of the value of unvested RSUs that vested upon Mr. Shivery’s retirement under the 2010 — 2012 Long-Term Incentive Program, the 2011 — 2013 Long-Term Incentive Program and the 2012 — 2014 Long-Term Incentive Program. Under the 2012 — 2014 Program, 25,678 RSUs vested pro rata based on 2012 employee service and the remaining unvested RSUs were forfeited. The value realized on vesting is based on $35.91 per share, the closing price of NU common shares on April 10, 2012.

All of these RSUs were previously awarded to Mr. Shivery based on his service as President and Chief Executive Officer of NU prior to retiring in 2012.

All of these RSUs were previously awarded to Mr. Shivery in respect of all services rendered to Northeast Utilities and its subsidiaries in all capacities prior to retiring in 2012.

On October 12, 2012, NU distributed to Mr. Shivery 19,753 of his vested RSUs under the 2010 — 2012 Long-Term Incentive program (19,753 RSUs) following a six-month delay required for deferred compensation paid to “key employees” under Section 409A of the Internal Revenue Code, and withheld 8,238 shares to satisfy Mr. Shivery’s tax obligations. Mr. Shivery realized $778,867 in ordinary income as a result of this transaction. Pursuant to previously established deferral schedules, Mr. Shivery’s remaining RSUs became distributable in installments in January of 2013, 2014 and 2015.

(3)	Pension values are the total accrued pension benefit payable as an annuity that pays 75 percent to his surviving spouse. At the time of his retirement, Mr. Shivery began receiving his qualified retirement benefit. In compliance with Section 409A of the Internal Revenue Code, the start of Mr. Shivery’s Supplemental Executive Retirement Plan (SERP) payments was delayed until six months after his retirement. On November 1, 2012, NU paid six-months of Mr. Shivery’s SERP “target” benefit $418,024. Mr. Shivery’s monthly SERP “target” benefits are $68,655. Assumptions used in the calculation of this benefit are further discussed with respect to the Pension Benefits table.
(4)	Under the Retirement Plan, Mr. Shivery became eligible to receive health benefits upon retirement. Mr. Shivery did not receive any health and welfare benefits in excess of the benefits offered to all employees.

TRUSTEE COMPENSATION

The Compensation Committee determines compensation for the Trustees based on competitive market practices for both the total value of compensation and the allocation of cash and equity. The Committee uses data obtained from similarly sized utility and general industry companies as guidelines for setting Trustee compensation. The level of Trustee compensation established by the Committee enables us to attract Trustees who have a broad range of backgrounds and experiences.

Prior to the completion of the Merger, the 2012 compensation elements consisted of an annual retainer, meeting fees and equity grants in the form of RSUs. We paid a pro rata retainer to each Trustee who was not employed by us or our subsidiaries and as listed in the table below. We paid an additional pro rata retainer to our Lead Trustee and the chairs of each of the Audit, Compensation, Corporate Governance, Corporate Responsibility and Finance Committees. Under the pre-merger compensation structure, whereby each retainer was paid in four equal quarterly installments, quarterly payments were made for the first and second quarters of 2012. We paid one-half of the value of the two quarterly retainers made to the chairs of each of the Audit and Compensation Committees in the form of common shares. The following table sets forth the amounts of non-employee Trustee retainers paid in 2012 prior to the completion of the Merger:

Retainer	Amount Paid
Annual Retainer (all Trustees)	$22,500
Lead Trustee	$25,000
Audit Committee Chair	$10,000
Compensation Committee Chair	$7,500
Corporate Responsibility Committee Chair	$3,750
Corporate Governance Committee Chair	$3,750
Finance Committee Chair	$5,000

From January 1, 2012 through May 3, 2012, we also paid each non-employee Trustee $1,500 for attendance in person or by telephone at each meeting of the full Board and each committee on which he or she served. Under the Northeast Utilities Incentive Plan, on January 3, 2012, each non-employee Trustee also received a grant of 3,000 RSUs under the Incentive Plan, all of which vested on January 10, 2013, except for the RSUs granted to Trustees who retired upon completion of the Merger, which RSUs vested on May 1, 2012.

On July 17, 2012, the Board of Trustees approved a new compensation structure for non-employee Trustees, retroactive to April 10, 2012, the closing date of the Merger. The new compensation structure replaced the pre-merger compensation structure with a retainer-only structure. Under the new structure, each non-employee Trustee serving on January 1 receives an annual cash retainer in the amount of $100,000 for service on the Board during his or her term of office, including participation in all Board and Committee meetings. In addition, Trustees holding the positions of Non-Executive Chairman of the Board, Lead Trustee, Chair of the Audit Committee, Chair of the Compensation Committee, Chair of the Corporate Governance Committee, and Chair of the Finance Committee on January 1 receive annual cash retainers in the amounts set forth below. All cash retainers are payable in equal installments on the first business day of each calendar quarter.

Retainer	Post-merger Annual Amount
Non-Executive Chairman of the Board	$200,000
Lead Trustee	$25,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Corporate Governance Committee Chair	$10,000
Finance Committee Chair	$10,000

Under the new compensation structure, each non-employee Trustee serving on January 1 also receives a grant under the Northeast Utilities Incentive Plan, effective on the 10th business day of each such year, of that number of RSUs resulting from dividing $100,000 by the average closing price of our common shares as reported on the NYSE for the 10 trading days immediately preceding such date and rounding the resulting amount to the nearest whole RSU. RSUs vest on the next business day following the grant, and distribution to the Trustee in equivalent common shares is deferred until the tenth business day of January of the year following retirement from Board service. Any individual who is elected to serve as a Trustee after January 1 of any calendar year receives an RSU grant prorated from the date of such election and granted on the first business day of the month following such election.

Pro rata annual cash retainers, pro rata annual RSU grants, and pro rata additional annual cash retainers for service on the Board from April 10, 2012 to December 31, 2012, based on the amounts described above and reduced to account for fees received for service in 2012 as a Trustee of Northeast Utilities or as a Trustee of NSTAR, as the case may be, were paid in such amounts as noted in the table below.

The share ownership guidelines set forth in the Company’s Corporate Governance Guidelines require each Trustee to attain and hold 7,500 common shares and/or RSUs of the Company within five years from January 1 of the year succeeding their date of election to the Board. All of the current Trustees exceed the required share ownership threshold or are expected to do so within the stated period.

Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, prior to the beginning of each calendar year, each Trustee may irrevocably elect to defer receipt of all or a portion of their cash compensation. Deferred funds are credited with interest at the rate set forth in Section 37-1 of the Connecticut General Statutes, which rate was 8% for all of 2012. Deferred compensation is payable either in a lump sum or in one to five annual installments in accordance with the Trustee’s prior election.

In addition, we pay travel-related expenses for spouses of Trustees who attend Board functions. The Internal Revenue Service considers payment of travel expenses for a Trustee’s spouse to be imputed income to the individual Trustee. Effective January 1, 2009, we discontinued tax gross-up payments in connection with spousal travel expenses.

The table below sets forth all compensation paid to or accrued by each non-employee Trustee in 2012.

Trustee	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (4)	All Other Compen- sation ($)	Total ($)
Richard H. Booth	121,500	112,100	—	—	—	—	233,600
John S. Clarkeson	117,250	110,850	—	—	—	—	228,100
Cotton M. Cleveland	110,500	107,100	—	—	55,276	—	272,876
Sanford Cloud, Jr.	146,125	107,100	—	—	—	—	253,225
James S. DiStasio	70,500	56,000	—	—	—	—	126,500
Francis A. Doyle	75,000	75,000	—	—	—	—	150,000
Charles K. Gifford	70,500	56,000	—	—	—	—	126,500
John G. Graham (5)	42,000	107,100	—	—	25,607	—	174,707
Elizabeth T. Kennan (5)	85,000	107,100	—	—	—	—	192,100
Paul A. La Camera	63,000	56,000	—	—	—	—	119,000
Kenneth R. Leibler	121,500	107,100	—	—	—	—	228,600
Robert E. Patricelli (5)	39,000	107,100	—	—	—	—	146,100
Charles W. Shivery (6)	225,000	75,000	—	—	—	—	300,000
John F. Swope (5)	56,250	107,100	—	—	—	—	163,350
William C. Van Faasen	63,000	56,000	—	—	—	—	119,000
Frederica M. Williams	63,000	56,000	—	—	—	—	119,000
Dennis R. Wraase	115,000	107,100	—	—	—	—	222,100

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash, including annual retainer fees, committee chair fees, and meeting attendance fees.

(2)	Includes the grant date market value of RSU grants in 2012.

Under the pre-merger compensation structure, each pre-merger trustee received a grant of 3,000 RSUs on January 3, 2012 at a grant date market value of $107,100, which vested on January 10, 2013, except for the RSUs granted to Trustees who retired upon completion of the Merger, which RSUs vested on May 1, 2012.

Also under the pre-merger compensation structure, we paid one-half of the first and second quarter retainers for the Chair of the Audit Committee and the Chair of the Compensation Committee in cash, and the balance of these retainers in common shares with an acquisition date market value equal to one-half of the amount of the retainer on the payment dates. The amounts reported for Mr. Booth and Mr. Clarkeson include the grant date market value of these common shares. For Mr. Booth, the amount includes one-half the retainer paid to him on two different dates as Chair of the Audit Committee, or $5,000, which equaled the market value of 135 common shares on the grant dates. For Mr. Clarkeson, the amount includes one-half of the retainer paid to him on two different dates as Chair of the Compensation Committee, totaling $3,750, which equaled the market value of 101 common shares on the grant dates.

Under the new compensation structure, each new non-employee Trustee and the non-executive Chairman of the Board as of the closing of the Merger received a grant of RSUs, effective July 17, 2012, of that number of RSUs resulting from dividing the amount shown above by the average closing price of our common shares as reported on the NYSE for the 10 trading days immediately preceding such date and rounding the resulting amount to the nearest whole RSU. These RSUs vested on January 10, 2013. The amounts reported equaled 1,434 RSUs on the grant date for Messrs. DiStasio, Gifford, La Camera, and Van Faasen and Ms. Williams and 1,921 RSUs on the grant date for Messrs. Doyle and Shivery. In addition, outstanding RSU grants accrued corresponding dividend-equivalent units that are subject to the same restrictions as the underlying RSUs. There were no outstanding option awards as of December 31, 2012. Total RSU awards held by our non-employee Trustees as of December 31, 2012 were as follows:

Trustee	RSUs and Dividend Equivalent Units Outstanding on December 31, 2012
Richard H. Booth	32,081
John S. Clarkeson	3,105
Cotton M. Cleveland	32,081
Sanford Cloud, Jr.	16,663
James S. DiStasio	1,460
Francis A. Doyle	1,955
Charles K. Gifford	1,460
John G. Graham	26,205
Elizabeth T. Kennan	0
Paul A. La Camera	1,460
Kenneth R. Leibler	3,105
Robert E. Patricelli	0
Charles W. Shivery	635,489
John F. Swope	26,286
William C. Van Faasen	1,460
Frederica M. Williams	1,460
Dennis R. Wraase	9,599

RSUs and dividend equivalent units outstanding at December 31, 2012 included 3,000 unvested RSUs granted to Mr. Booth, Mr. Clarkeson, Ms. Cleveland, Mr. Cloud, Mr. Graham, Dr. Kennan, Mr. Leibler, Mr. Patricelli, Mr. Swope and Mr. Wraase on January 3, 2012, plus 105 unvested dividend equivalent units accrued on such RSUs, which RSUs vested on January 10, 2013, except for the RSUs granted to Trustees who retired upon completion of the Merger, which RSUs vested on May 1, 2012. RSUs and dividend equivalent units outstanding at December 31, 2012 also included unvested RSUs granted to Mr. DiStasio, Mr. Doyle, Mr. Gifford, Mr. La Camera, Mr. Shivery, Mr. Van Faasen, and Ms. Williams on July 17, 2012 (as described above), plus dividend equivalents accrued on such RSUs, all of which vested on January 10, 2013.

(3)	We did not grant options to non-employee Trustees in 2012.
(4)	Reflects the difference between the interest earned on amounts deferred by non-employee Trustees under the Northeast Utilities Deferred Compensation Plan for Trustees and interest calculated at 120% of the Internal Revenue Service prescribed applicable monthly long-term federal rate which represents a market rate of return. We do not provide pension benefits to our non-employee Trustees.
(5)	Effective upon completion of the Merger on April 10, 2012, John G. Graham, Elizabeth T. Kennan, Robert E. Patricelli and John F. Swope each retired as a Trustee of Northeast Utilities and from all committees of the Board on which each of them served.
(6)	Mr. Shivery was elected non-executive Chairman of the Board upon the completion of the Merger.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Trustees and executive officers of Northeast Utilities and persons who beneficially own more than ten percent of the outstanding common shares of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. As a practical matter, we assist our Trustees and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on such reports and the written representations of our Trustees and executive officers, we believe that for the year ended December 31, 2012, all such reporting requirements were complied with in a timely manner, except Forms 4 for Messrs. Shivery, Olivier, McHale and Robb and Ms. LaVecchia, each an executive officer of the Company, reporting employer matching contributions under the deferred compensation plan in January 2012 were inadvertently filed late; a Form 4 for Mr. Doyle, a Trustee, reporting common shares received upon the closing of the merger with NSTAR was inadvertently filed late; a Form 4 reporting a January 2012 distribution of deferred common shares to Mr. Butler was filed late; and a January 2012 distribution of deferred common shares to Mr. Olivier was reported on a Form 5.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the terms of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shareholders are entitled to vote on a non-binding advisory proposal to approve the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis (CD&A), compensation tables and narrative discussion in this proxy statement, commonly known as “Say-on-Pay.” Pursuant to the Dodd-Frank Act, the shareholder vote is advisory only and is not binding on us or the Board of Trustees. The Board of Trustees, however, will review the voting results and will take them into consideration when making future decisions regarding the compensation of our Named Executive Officers.

The fundamental objective of our Executive Compensation Program is to motivate executives and key employees to support our strategy of investing in and operating businesses that benefit customers, employees, our communities and shareholders. We strive to provide executive officers with base salary, performance-based annual incentive compensation and long-term incentive compensation opportunities that are competitive with the market. With respect to incentive compensation, the Compensation Committee believes it is important to balance short-term goals, such as generating earnings, with longer-term goals, such as long-term value creation and maintaining a strong balance sheet. Shareholders are encouraged to read the CD&A, compensation tables and narrative discussion in this proxy statement.

Our 2012 Executive Compensation Program included the following material elements:

•	Base Salary;

•	Annual Incentive Program;

•	Long-Term Incentives (consisting of RSUs and performance shares);

•	Nonqualified Deferred Compensation;

•	Supplemental Executive Retirement Plan;

•	Certain officer perquisites; and

•	Employment Agreements that provide payments and benefits upon involuntary termination of employment and termination of employment resulting from a change in control.

The Executive Compensation Program also features share ownership guidelines to emphasize the importance of share ownership, along with policies that call for the clawback of compensation under the circumstances described in this proxy statement and that prohibit the pledging or hedging of our common shares.

The compensation of our Named Executive Officers during 2012 was consistent with the following achievements and performance:

•	We completed a highly successful merger transaction, which reduces regulatory risks and provides both the potential for above-average growth and the foundation for improved customer service levels.

•

Our 2012 earnings of $2.28 per share, excluding Merger and related settlement costs, exceeded our stretch earnings per share target of $2.27, despite the difficult environment resulting from the sluggish economy, mild winter weather and the effect of increases in pension and healthcare costs.

•

We achieved a total shareholder return of 12.1% in 2012, substantially outperforming the EEI Index return of 2.1%, and outperforming other major utility companies that have completed a significant merger in the past 18-24 months.

•

Our cumulative total shareholder returns of 67.7%, 48.9%, 260.9% and 399.1% over the past three-, five-, 10- and 15-year periods significantly outperformed the industry and the market over those same periods. We also ranked in the top performing quartile of the EEI Index for each of the periods noted.

•	We came together following the merger as One Company and successfully implemented our operational and merger effectiveness initiatives to the benefit of customers and shareholders.

We continue to believe that the compensation of our Named Executive Officers is aligned with our financial performance. We exceeded our financial and strategic objectives in 2012, and as a result, the Compensation Committee provided base pay increases and annual incentive awards to the executive officers, including the Named Executive Officers (except for Mr. Shivery, who did not receive a base pay increase in 2012 in light of the pending merger), reflecting our excellent performance. The compensation we paid both our pre-merger and post-merger Chief Executive Officer reflected their contributions to the success of the Company in 2012.

The Compensation Committee and the Board of Trustees believe that our Executive Compensation Program is effective in implementing our compensation philosophy and in achieving its goals. We are requesting your non-binding vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

The Board of Trustees recommends that shareholders vote FOR this proposal.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee selected the independent registered public accounting firm of Deloitte & Touche LLP to serve as independent registered public accountants of Northeast Utilities and its subsidiaries for 2013. Pursuant to the recommendation of the Audit Committee, the Board of Trustees recommends that shareholders ratify the selection of Deloitte & Touche LLP to conduct an audit of Northeast Utilities for 2013. Our Declaration of Trust does not require that our shareholders ratify the selection of independent registered public accountants. The Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. Whether or not the selection of Deloitte & Touche LLP is ratified by our shareholders, the Audit Committee may, in its discretion, change the selection at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders. This is consistent with the responsibilities of the Audit Committee as outlined in its charter.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders at the meeting.

The affirmative vote of a majority of those votes cast at the meeting is required to ratify the selection of Deloitte & Touche LLP.

The Board of Trustees recommends that shareholders vote FOR this proposal.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to Principal Independent Registered Public Accountants

Northeast Utilities and its subsidiaries paid Deloitte & Touche LLP fees aggregating $4,459,500 and $4,366,359 for the years ended December 31, 2012 and 2011, respectively, comprised of the following:

1.	Audit Fees

The aggregate fees billed to Northeast Utilities and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the Deloitte Entities), for audit services rendered for the years ended December 31, 2012 and 2011 totaled $4,356,000 and $2,956,000, respectively. The audit fees were incurred for audits of Northeast Utilities’ annual consolidated financial statements and those of its subsidiaries (including NSTAR in 2012), reviews of financial statements included in Northeast Utilities’ Quarterly Reports on Form 10-Q and those of its subsidiaries, comfort letters, consents and other costs related to registration statements and financings. The fees also included audits of internal controls over financial reporting as of December 31, 2012 and 2011, as well as auditing the implementation of new accounting standards and the accounting for new contracts.

2.	Audit Related Fees

The aggregate fees billed to us and our subsidiaries by the Deloitte Entities for audit related services rendered for the years ended December 31, 2012 and 2011 totaled $88,000 and $519,000, respectively. Audit related fees for 2011 were primarily for audit procedures related to the merger with NSTAR.

3.	Tax Fees

The aggregate fees billed to Northeast Utilities and its subsidiaries by the Deloitte Entities for tax services for the years ended December 31, 2012 and 2011 totaled $14,000 and $39,859, respectively. These services related primarily to the reviews of tax returns and reviewing the tax impacts of proposed transactions in 2011.

4.	All Other Fees

The aggregate fees billed to us and our subsidiaries by the Deloitte Entities for services other than the services described above for the years ended December 31, 2012 and 2011 totaled $1,500 and $851,500, respectively. All other fees in 2012 and 2011 included a license fee for access to an accounting research tool. All other fees in 2011 consisted primarily of consulting services related to the Company’s consideration of implementing enterprise resource planning systems.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate its authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. During 2012, all services described above were pre-approved by the Audit Committee.

The Audit Committee has considered whether the provision by the Deloitte Entities of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining the independence of the registered public accountants and has concluded that the Deloitte Entities were and are independent of us in all respects.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is solely responsible for oversight of the relationship of Northeast Utilities with our independent registered public accountants on behalf of the Board of Trustees. As part of its responsibilities, during 2012, the Audit Committee:

•

Received from the independent registered public accountants the written disclosure, including the letter from the independent registered public accountants required by the Independence Standards Board Standard No. 1 and has discussed these matters and the independent registered public accountants’ independence with the independent registered public accountants as required by the Securities and Exchange Commission independence rules, Rule 2-01 of Regulation S-X;

•	Discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61; and

•	Reviewed and discussed the audited consolidated financial statements of Northeast Utilities for the years ended December 31, 2012 and 2011 with management.

The Board of Trustees and the Audit Committee are aware of the requirements of the Sarbanes-Oxley Act of 2002, the related increased scrutiny of financial statement disclosures of publicly held companies and the related rulemaking issued by the Securities and Exchange Commission. The Audit Committee has discussed the appropriateness and adequacy of disclosures in the consolidated financial statements with management and the independent registered public accountants in light of this guidance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in Northeast Utilities’ Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

The Committee has directed the preparation of this report and has approved its content and submission to shareholders.

Respectfully submitted,

Richard H. Booth (Chair)

John S. Clarkeson

Paul A. La Camera

Kenneth R. Leibler

William C. Van Faasen

Frederica M. Williams

February 19, 2013

OTHER MATTERS

The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

By Order of the Board of Trustees,

Gregory B. Butler

Senior Vice President, General Counsel

and Secretary

ANNUAL REPORT TO SHAREHOLDERS AND

ANNUAL REPORT ON FORM 10-K

Northeast Utilities’ Annual Report to Shareholders for the year ended December 31, 2012, including financial statements, was mailed with this proxy statement or made available to shareholders on the Internet. We will mail an additional copy of the Annual Report to any shareholder upon request. We will provide shareholders with a copy of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 28, 2013, including the financial statements and schedules thereto, without charge, upon receipt of a written request sent to:

Richard J. Morrison

Assistant Secretary

Northeast Utilities

Post Office Box 270

Hartford, Connecticut 06141-0270

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 30, 2013 (11:59 p.m., Eastern Time, April 28, 2013 for participants in either the Northeast Utilities Service Company 401K Plan or NSTAR Savings Plan).

Vote by Internet
• Go to www.envisionreports.com/NU
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Management recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Trustees:	01 - Richard H. Booth	02 - John S. Clarkeson	03 - Cotton M. Cleveland	+
	04 - Sanford Cloud, Jr.	05 - James S. DiStasio	06 - Francis A. Doyle
	07 - Charles K. Gifford	08 - Paul A. La Camera	09 - Kenneth R. Leibler
	10 - Thomas J. May	11 - Charles W. Shivery	12 - William C. Van Faasen
	13 - Frederica M. Williams	14 - Dennis R. Wraase

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), mark here and write the name(s) of such nominee(s) below.

	For	Against	Abstain

2.  To consider and approve the following advisory (non-binding) proposal: “RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.”

	☐	☐	☐
	☐	☐	☐
3. To ratify the selection of Deloitte & Touche LLP as independent registered public accountants for 2013.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	+
01LFQC

You can access your Northeast Utilities account online.

You can now access your registered shareholder information on the following secure Internet site: http://www.computershare.com/investor.

Step 1: Register (1st time users only)	Step 3: View your account details and perform multiple transactions, such as:
Click on “Create Login” and follow the instructions. Step 2: Log In (Returning users) Click “Login” and follow the instructions.	• View account balances • View transaction history • View payment history • View common share quotes	• Change your address • View electronic shareholder communications • Buy or sell shares • Check replacements

If you are not an Internet user and wish to contact Northeast Utilities, you may use one of the following methods:

Call: 1.800.999.7269

Write: Northeast Utilities, c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The proxy statement and 2012 Annual Report to Shareholders are available at www.envisionreports.com/NU.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy/Vote Authorization Form – NORTHEAST UTILITIES

Annual Meeting of Shareholders May 1, 2013

Proxy/Vote Authorization Form is Solicited by Board of Trustees of the Company

The undersigned appoints Sanford Cloud, Jr., Thomas J. May, and Charles W. Shivery, and each of them, proxies of the undersigned, with power to act without the other and full power of substitution, to act for and to vote all common shares of Northeast Utilities that the undersigned would be entitled to cast if present in person at the 2013 Annual Meeting of Shareholders of Northeast Utilities to be held on May 1, 2013, and at any postponement or adjournment thereof, upon the matters indicated on the reverse side of this card.

This card also constitutes voting instructions for participants in the Northeast Utilities Service Company 401K Plan or NSTAR Savings Plan. The undersigned hereby directs the applicable trustee to vote all Common Shares credited to the undersigned’s account at the Annual Meeting and any adjournment thereof.

(Continued and to be marked, dated and signed, on the reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+